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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-132451

The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated July 20, 2006

PROSPECTUS SUPPLEMENT
(to Prospectus dated April 3, 2006)

2,000,000 Shares of Common Stock

TETON ENERGY CORPORATION

        We are offering 2,000,000 shares of our common stock in this offering. Our common stock is listed on the American Stock Exchange under the symbol "TEC." The closing sale price of our common stock, as reported on the American Stock Exchange on July 18, 2006 was $5.10.

        You should read this prospectus supplement and the related prospectus dated April 3, 2006, carefully before you invest in our securities.

        Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page S-7 of this prospectus supplement.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$

        The underwriter may also purchase up to an additional 300,000 shares of our common stock from us at the offering price on the same terms and conditions as set forth above, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any. If the over-allotment option is exercised in full, we will receive additional proceeds, before expenses, of $                        .

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The shares will be ready for delivery on or about July     , 2006.

PETRIE PARKMAN & Co.

The date of this prospectus supplement is July    , 2006

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-132451) that we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process and that was declared effective on March 31, 2006. Under the shelf registration process, of which this offering is a part, we may, from time to time, sell an indeterminate amount of common stock, warrants, depositary shares, stock purchase contracts, stock purchase units, preferred stock or debt securities, up to a total dollar amount of $50,000,000.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of the common stock being offered by us, and also adds, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus dated April 3, 2006, gives more general information, some of which may not apply to this offering of common stock. To the extent that the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement controls. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

        You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus supplement and the accompanying prospectus or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of this document.

        Unless otherwise stated, information in this prospectus supplement assumes that the underwriter will not exercise the over-allotment option to purchase additional shares of our common stock and no other person will exercise any other outstanding options or warrants to purchase shares of our common stock.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement or any accompanying prospectus to "Company," "Teton," "we," "us" and "our" are to Teton Energy Corporation and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain statements that we believe to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding our future financial position, business strategy, projected revenues, earnings, costs, capital expenditures and debt levels, and plans and objectives of management for future operations, are forward-looking statements. When used in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, words such as we "expect," "intend," "plan," "estimate," "anticipate," "believe," or "should" or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include:

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  declines in oil or natural gas prices;

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  our level of success in exploitation, exploration, development and production activities;

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  the timing of our exploration and development expenditures, including our ability to obtain drilling rigs;

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  our ability to obtain external capital to finance acquisitions;

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  our ability to identify and complete acquisitions;

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  our ability successfully to integrate acquired businesses and properties;

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  inaccuracies of our reserve estimates or our assumptions underlying them;

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  failure of our properties to yield oil or natural gas in commercially viable quantities;

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  our inability to access oil and natural gas markets due to market conditions or operational impediments;

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  the impact and costs of compliance with laws and regulations governing our oil and natural gas operations; and

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  risks related to our level of indebtedness and periodic redeterminations of our borrowing base under our credit facility.

        We assume no obligation, and disclaim any duty, to update the forward-looking statements in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference.

TAX CONSIDERATIONS

        We are not providing any tax advice as to the acquisition, holding or disposition of the shares of our common stock offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our common stock.

PROSPECTUS SUPPLEMENT
SUMMARY

        This summary highlights selected information about us. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the "Risk Factors" section and the financial statements and related notes, before making an investment decision in our common stock. Unless the context requires otherwise or unless otherwise noted, all references in this prospectus supplement or the accompanying prospectus to "Company," "Teton", "we," "us," and "our" are to Teton Energy Corporation and its subsidiaries.

About the Company

        The Company was formed in November 1996 and is incorporated in the State of Delaware. We are an independent energy company engaged primarily in the development, production and marketing of natural gas and oil in North America. Our strategy is to increase shareholder value by growing reserves and production, primarily through acquiring what we believe to be under-valued properties with reasonable risk-reward potential and by participating in or actively conducting drilling operations in order to exploit our properties. We seek exploration and development projects that we believe are high quality with potential for providing long-term drilling inventories that generate high returns. Our principal offices are located at 410 Seventeenth Street, Suite 1850, Denver, Colorado 80202. Our main telephone number is (303) 565-4600. We maintain a website at www.teton-energy.com. Information that may be found on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

        Our current operations are focused in three basins in the Rocky Mountain region of the United States. From our inception until 2004, we were engaged primarily in oil and gas exploration, development, and production in Western Siberia, Russia. In July 2004, our shareholders voted to sell our Russian operations to our Russian partner. We received gross proceeds of $15,000,000 from the sale.

        Currently, we are actively pursuing exploration and development opportunities in North America. In February 2005, we acquired 25% of the membership interests in Piceance Gas Resources, LLC, a Colorado limited liability company, or Piceance LLC. Piceance LLC owned certain oil and gas rights and leasehold assets covering 6,314 acres in the Piceance Basin in western Colorado. The properties owned by Piceance LLC carried a net revenue interest of 78.75%. During the first quarter of 2006, the members of Piceance LLC applied to the fee owner of the land on which Piceance LLC's oil and gas rights and leases were located to transfer the interests directly to each of the members. That transfer occurred on February 28, 2006. We now own an undivided 25% working interest (19.69% net revenue interest) in a 6,314-acre block located in Garfield County, Colorado. Berry Petroleum Company is currently the operator of our Piceance Basin acreage having purchased a 50% working interest in such block for approximately $159 million in February 2006.

        In May 2006 we acquired from American Oil & Gas, Inc., a 25% leasehold interest in certain undeveloped oil and gas leases covering approximately 58,000 net mineral acres in the Williston Basin in North Dakota. The purchase price was approximately $6.17 million or approximately $420 per acre for the 25% interest. At closing, we paid $2.46 million to the seller, which was funded from cash on hand. The remaining $3.69 million will be paid to the seller between closing and June 1, 2007, and will be used to fund the seller's 50% working interest for drilling and completion on the first two wells. The $3.69 million is in addition to our obligation to fund our own 25% working interest in all drilling and completion costs over the same period. In the event the costs associated with drilling these two wells are not incurred or are less than $3.69 million, we are required to pay such balance to the seller by June 1, 2007. Evertson Operating Company is the operator of our Williston Basin acreage.

        During the first six months of 2005, we acquired a 100% working interest in over 182,000 undeveloped acres in the eastern Denver-Julesburg Basin, or the DJ Basin, located in Nebraska near the Nebraska-Colorado border. On January 27, 2006, we closed on an acreage earning agreement with Noble Energy, Inc., or Noble. The terms of the acreage earning agreement enable Noble to earn into a 75% working interest in and operate our DJ Basin acreage by the payment of $3 million and the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned.

        The Company has 12,262,392 shares of common stock outstanding as of June 30, 2006.

Business Strategy

        Our objective is to generate growth and high returns for our shareholders by expanding our natural gas and oil reserves, production, and revenues through a strategy that includes the following key elements:

        Pursue Attractive Reserve and Leasehold Acquisitions.    To date, acquisitions have been critical in establishing our asset base. We believe that we are well positioned, given our initial success in identifying and closing on opportunities in the Piceance, Williston and DJ Basins, to effect acquisitions that we believe can provide upside potential, including long-term drilling inventories and undeveloped leasehold positions with attractive return characteristics. Our focus is to acquire assets that we believe provide the opportunity for developmental drilling and/or the drilling of extensional step out wells, which we believe provide us with upside potential while not exposing us to the risks associated with drilling new field wildcat wells in frontier basins.

        Pursue Selective Complementary Acquisitions.    We seek to acquire long-lived producing properties with a high degree of operating control, or oil and gas entities that we believe are known to be competent in the area, that offer what we believe are opportunities to increase our natural gas and crude oil reserves profitably.

        Drive Growth Through Drilling.    We plan to grow our reserves and production through drilling operations. In 2005, we participated in drilling 10 gross wells on our Piceance Basin acreage, of which we have a 25% interest, and our current plans are to participate in drilling an additional 30 gross wells on Piceance acreage and 10 gross wells on our DJ Basin acreage in 2006.

        Maximize Operational Control.    To date, we do not own any assets for which we are the operator. We believe that it is strategically important to our future growth and maturation as an independent exploration and production company to be able to serve as operator of our properties when possible, because we believe that operating our properties would enable us to exert greater control over the costs, timing, and manner of our exploration, development and production activities.

        Operate Efficiently, Effectively and Maximize Economies of Scale Where Practical.    We believe that our unit cost structure will benefit from economies of scale as we grow and from our continuing cost management initiatives. As we manage our growth, we are actively focusing on reducing lease operating expenses and finding and development costs, and keeping our general and administrative costs at an acceptable level relative to the complexity of our operations and rate of growth. In addition, our acquisition efforts are geared toward pursuing opportunities that we believe fit within existing operations or in areas where we are establishing new operations or where we believe that a base of existing production will produce an adequate foundation for economies of scale necessary to grow a business within a geography or business segment.

Recent Developments

        On May 18, 2006, we appointed Bill I. Pennington as our Chief Financial Officer. The appointment was effective June 1, 2006. From 1994 to 2004, Mr. Pennington served in several roles for Inland Resources, Inc., including as its President, Chief Financial Officer, and as a Director. From 1987 to 1994, Mr. Pennington was President, Chief Financial Officer and Director of Lomax Exploration Company, a private oil and gas company that was merged with Inland in 1994. Prior to 1987, Mr. Pennington served in a number of accounting capacities with Coopers & Lybrand and Arthur Young Co., including the audit function, and assisted his clients with debt financings, corporate restructurings and initial public offerings.

        In May 2006, in connection with our acquisition of a 25% interest in a Bakken oil play controlled by American Oil & Gas, Inc., or American, we have accrued a liability for approximately $3.7 million related to purchase consideration which is payable to American through June 1, 2007.

        On June 14, 2006, we (including each of our subsidiaries as guarantors) entered into a revolving credit facility with BNP Paribas. BNP Paribas also serves as the administrative agent for additional lenders, which additional lenders will be added to the credit facility in the future. This bank line of credit has a face value of $50 million and has an initial borrowing base of $3,000,000. Future borrowing bases will be computed based on proved natural gas and oil reserves. This credit facility matures on June 15, 2010. The revolving credit facility is secured by natural gas and oil properties representing at least 90% of the value of our proved reserves and the pledge of all of the capital stock of our subsidiaries. As of July 20, 2006, we had no amounts outstanding under the revolving credit facility. The credit facility contains certain financial covenants. We are currently in compliance with all financial covenants.

        On June 28, 2006, the Company appointed Robert F. Bailey to the Company's board of directors effective immediately. Mr. Bailey will serve on the board's Audit Committee and the Governance and Nominating Committee.

        From April 1, 2006 through June 30, 2006, we received proceeds of $1,397,861 from the exercise of options and warrants to purchase 386,944 shares of common stock.

        During the quarter ended June 30, 2006, we participated in the drilling of six wells and the completion of seven wells in our Piceance Basin project. Our preliminary results for this quarter indicate that production is estimated at approximately 1.4 mmcfd as compared to average production of 0.5 mmcfd in the quarter ended March 31, 2006 (45.6 mmcf total production), an increase of 180%. Since the end of the quarter ended June 30, 2006, we and our partners have initiated the drilling of one additional Piceance well and brought four additional wells onto production, bringing the project totals to 20 gross wells drilled, one well being drilled, 14 gross wells producing, and six wells awaiting completion. We and our partners also recently changed the contract for gas gathering and transportation services from Williams Energy, Inc. to Encana Corp.

        Noble, the operator of our 182,000 acre block in the DJ Basin, has begun its initial evaluation of the property, which will continue over the remainder of 2006. We are being carried for the initial 20 wells that will be drilled on this acreage, meaning that Noble has agreed to fund our portion of the costs of drilling these wells.

        In the Williston basin, current plans call for Evertson Operating Co., operator for the project, to drill the first Bakken well in the September-October timeframe with a tri-lateral completion.

        Our board has recently authorized a mid-year revision of our 2006 capital budget from $12 million to $17.8 million. The increase of $5.8 million will cover an increase from 20 gross wells to 30 gross wells in the Piceance Basin and our 25% interest in, and partner carry of, one well in the Williston Basin.

The Offering

Issuer:	Teton Energy Corporation, a Delaware corporation
Securities Offered:	2,000,000 shares of common stock, par value $0.001
Initial Price:	$ for each share of common stock
Common Stock Outstanding After the Offering:	14,262,392 shares
Over-allotment Option to Purchase Additional Shares:
To the extent that the underwriter sells more than 2,000,000 shares of common stock, the underwriter has the option to purchase up to 300,000 additional shares of common stock at the public offering price, less underwriting discount, within 30 days from the date of the prospectus supplement. If the underwriter exercises its over-allotment option in full, we will offer an aggregate of 2,300,000 shares and will have 14,562,392 shares of common stock outstanding after the offering.
Use of Proceeds:
We estimate that the net proceeds of this offering, after giving effect to underwriting discounts and estimated expenses payable by us, will be approximately $ . We intend to use the net proceeds from this offering to fund a portion of our capital expenditure program and for general corporate purposes.
Dividends:	We have not declared or paid cash dividends on our common stock in the past. There is no guarantee that we may ever pay a cash dividend on our common stock.
Risk Factors:
See "Risk Factors" and other information included in this prospectus supplement beginning on page S-7 for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.
American Stock Exchange Symbol:	TEC

        The number of shares of common stock that will be outstanding after the offering excludes:

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  any of the 300,000 additional shares of common stock issuable pursuant to the underwriter's over-allotment option;

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  2,524,434 shares of common stock issuable upon the exercise of stock options outstanding as of July 17, 2006, at a weighted average exercise price of $3.54;

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  1,011,898 shares of common stock issuable upon the exercise of common stock purchase warrants outstanding as of July 17, 2006 at an exercise price of $3.39 per share; and

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  1,197,500 shares of common stock issuable upon the satisfaction of basic performance targets or 2,395,000 shares of common stock issuable upon satisfaction of the stretch performance targets under the Company's 2005 Long-Term Incentive Plan in each of 2006, 2007, and 2008.

RISK FACTORS

        Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described below, in the accompanying prospectus, and in our Annual Report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein, each of which set forth additional important risks and uncertainties that could materially adversely affect our business, financial condition or operating results. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, or operating results.

Risks Related to our Business

We have incurred significant losses. We expect future losses and we may never become profitable.

        We have incurred significant losses in the past. The Company incurred net losses from continuing operations for the years ended December 31, 2005, 2004, and 2003 of $3,777,449, $5,193,281, and $4,036,164, respectively. The Company incurred a net loss of $1,262,265 for the quarter ended March 31, 2006. In addition, we had an accumulated deficit of $24,499,726 at December 31, 2005, and $25,762,352 at March 31, 2006. We may fail to achieve significant revenues or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we are unable to obtain additional funding our business operations will be harmed.

        We will require additional funding to meet increasing capital costs associated with our operations. Based on our operating partners' current capital expenditures, we may be unable to participate in additional wells if we are unable to secure additional funding. Although we may receive approximately $10,000,000 from the sale of securities under this prospectus supplement and the accompanying prospectus, there are no assurances that this offering or any future offerings will be successful, nor can we estimate when, if such offerings are successful, these offerings may close and capital will become available to us. In addition, although our revolving credit facility provides for availability of up to $50,000,000, our current borrowing base is only $3,000,000 and we cannot assure you that our borrowing base will be increased or that additional advances will be made under the revolving credit facility. We do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Lack of additional funds may prevent us from implementing our business strategy.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition, or results of operations.

        Our future success will depend on the success of our exploitation, exploration, development, and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop, or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells are often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay, or cancel drilling, including the following:

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  delays imposed by or resulting from compliance with regulatory requirements;

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  pressure or irregularities in geological formations;

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  shortages of or delays in obtaining equipment, including drilling rigs, and qualified personnel;

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  equipment failures or accidents;

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  adverse weather conditions;

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  reductions in oil and natural gas prices;

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  title problems; and

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  limitations in the market for oil and natural gas.

Our business involves numerous operating hazards for which our insurance and other contractual rights may not adequately cover our potential losses.

        Our operations are subject to certain hazards inherent in drilling for oil or natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, or fires. The occurrence of these events could result in the suspension of drilling operations, equipment shortages, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by other oil and gas companies.

        Although we and/or our operating partners maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

Acquisitions are a part of our business strategy and are subject to the risks and uncertainties of evaluating recoverable reserves and potential liabilities.

        Our business strategy includes a continuing acquisition program. During 2005, we completed two separate leasehold acquisitions and in 2006 we completed a third leasehold acquisition. In addition to the leaseholds, we are seeking to acquire producing properties. Possible future acquisitions could result in our incurring additional debt, contingent liabilities, and expenses, all of which could have a material adverse effect on our financial condition and operating results. We could be subject to significant liabilities related to our acquisitions.

        The successful acquisition of producing and non-producing properties requires an assessment of a number of factors, many of which are inherently inexact and may prove to be inaccurate. These factors include recoverable reserves, future oil and gas prices, estimates of operating costs, estimates of future development costs, estimates of the costs and timing of plugging and abandonment and potential environmental and other liabilities, title issues, and other factors. Our assessments of potential acquisitions will not reveal all existing or potential problems, nor will such assessments permit us to become familiar enough with the properties fully to assess their capabilities and deficiencies. In the course of our due diligence, we may not inspect every well, platform, or pipeline. Inspections may not reveal structural and environmental problems, such as pipeline corrosion or groundwater contamination, when they are made. We may not be able to obtain contractual indemnities from the seller for liabilities that we assume. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. As a result, some of the acquired businesses or properties may not produce revenues, reserves, earnings or cash flow at anticipated levels and in connection with these acquisitions, we may assume liabilities that were not disclosed to or known by us or that exceed our estimates.

Our ability to complete acquisitions could be affected by competition with other companies and our ability to obtaining financing or regulatory approvals.

        In addition, in pursuing acquisitions, we compete with other companies, many of which have greater financial and other resources to acquire attractive companies and properties. Competition for acquisitions may increase the cost of, or cause us to refrain from, completing acquisitions. Our strategy of completing acquisitions is dependent upon, among other things, our ability to obtain debt and equity financing and, in some cases, regulatory approvals. Our ability to pursue our acquisition strategy may be hindered if we are not able to obtain financing or regulatory approvals.

Our acquisitions may pose integration risks and other difficulties.

        In connection with future acquisitions, we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, if at all, which could result in substantial costs and delays or other operational, technical or financial problems. In addition, future acquisitions could disrupt our ongoing business, distract management, divert resources, and make it difficult to maintain our current business standards, controls, and procedures.

Substantial acquisitions or other transactions could require significant external capital and could change our risk and property profile.

        In order to finance acquisitions of additional producing properties, we may need to alter or increase our capitalization substantially through the issuance of debt or equity securities, the sale of production payments, or other means. These changes in capitalization may significantly affect our risk profile. Additionally, significant acquisitions or other transactions can change the character of our operations and business. The character of the new properties may be substantially different in operating or geological characteristics or geographic location than our existing properties. Furthermore, we may not be able to obtain external funding for future acquisitions, other transactions, or on terms acceptable to us.

There is currently a shortage of available drilling rigs and equipment which could cause us to experience higher costs and delays that could adversely affect our operations.

        Although equipment and supplies used in our business are usually available from multiple sources, there is currently a general shortage of drilling equipment, drilling supplies, and personnel or firms that provide such services on a contract basis. We believe that these shortages are likely to intensify. The costs of equipment and supplies are substantially greater now than in prior periods and are currently escalating. In addition, the delivery time associated with such equipment and supplies is substantially longer from the date of order until receipt and continues to increase. We and our joint venture partners are also attempting to establish arrangements with others to assure adequate availability of certain other necessary drilling equipment and supplies on satisfactory terms, but there can be no guarantee that we will be able to do so. Accordingly, there can be no assurance that we will not experience shortages of, or material price increases in, drilling equipment and supplies, including drill pipe, in the future. Any such shortages could delay and adversely affect our ability to meet our drilling commitments.

We have limited control over activities on all of our properties, which could reduce our production and revenues.

        All of our business activities are conducted through joint operating agreements under which we own partial non-operated interests in oil and natural gas properties. As we do not currently operate the properties in which we own an interest, we do not have control over normal operating procedures, expenditures, or future development of underlying properties. Consequently, our operating results are beyond our control. For instance, the failure of an operator of our wells to perform operations adequately, or an operator's breach of the applicable agreements, could reduce our production and revenues. In addition, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator's timing and amount of capital expenditures, expertise and financial resources, inclusion of other participants in drilling wells, and use of technology. Since we do not have a majority interest in our current properties, we may not be in a position to remove the operator in the event of poor performance.

We have no long-term contracts to sell oil and gas.

        We do not have any long-term supply or similar agreements with governments or other authorities or entities for which we act as a producer. We are therefore dependent upon our ability to sell oil and gas at the prevailing wellhead market price. There can be no assurance that purchasers will be available or that the prices they are willing to pay will remain stable.

The marketability of our production depends mostly upon the availability, proximity and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties.

        The marketability of our production depends upon the availability, operation, and capacity of gas gathering systems, pipelines and processing facilities, which are owned by third parties. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. We currently own an interest in several wells that are capable of producing but may be curtailed from time to time at some point in the future pending gas sales contract negotiations, as well as construction of gas gathering systems, pipelines, and processing facilities. United States federal, state, and foreign regulation of oil and gas production and transportation, tax and energy policies, damage to or destruction of pipelines, general economic conditions and changes in supply and demand could adversely affect our ability to produce and market oil and natural gas. If market factors change dramatically, the financial impact on us could be substantial. The availability of markets and the volatility of product prices are beyond our control and represent a significant risk.

Our credit facility has substantial restrictions and financial covenants and we may have difficulty obtaining additional credit, which could adversely affect our operations.

        Our revolving credit facility limits the amounts we can borrow to a borrowing base amount, determined by the lenders in their sole discretion, based upon, among other things, our level of proven reserves and the projected revenues from the oil and natural gas properties securing our loan. The lenders can unilaterally adjust the borrowing base and the borrowings permitted to be outstanding under the revolving credit facility. Any increase in the borrowing base requires the consent of all of the lenders. If the lenders do not agree on an increase, then the borrowing base will be the lowest borrowing base acceptable to the required number of lenders. Outstanding borrowings in excess of the borrowing base must be repaid immediately, or we must pledge other oil and natural gas properties as additional collateral. Upon a downward adjustment of the borrowing base, if borrowings in excess of the revised borrowing base are outstanding, we could be forced to repay our indebtedness under the revolving credit facility if we do not have any substantial unpledged properties to pledge as additional collateral.

        We may not have sufficient funds to make repayments under the revolving credit facility. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future borrowings, equity financings or proceeds from the sale of assets will be available to pay or refinance such debt. The terms of our revolving credit facility also may prohibit us from taking such actions. Factors that will affect our ability to raise cash through an offering of our capital stock, a refinancing of our debt or a sale of assets include financial market conditions and our market value and operating performance at the time of such offering or other financing. We cannot assure you that any such offering, refinancing or sale of assets can be successfully completed.

Our debt level and the covenants in the agreements governing our debt could negatively impact our financial condition, results of operations and business prospects.

        Our level of indebtedness, and the covenants contained in the agreements governing our debt, could have important consequences for our operations, including:

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  increasing our vulnerability to general adverse economic and industry conditions and detracting from our ability to withstand successfully a downturn in our business or the economy generally;

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  requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

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  limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

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  placing us at a competitive disadvantage relative to other less leveraged competitors; and

  •
  making us vulnerable to increases in interest rates, because borrowings under our credit facility may be at rates prevailing at the time of each borrowing.

The instruments governing our indebtedness contain various covenants limiting the discretion of our management in operating our business.

        Our revolving credit facility contains various restrictive covenants that limit our management's discretion in operating our business. In particular, these agreements will limit our and our subsidiaries' ability to, among other things:

  •
  pay dividends on, redeem or repurchase our capital stock or redeem or repurchase our subordinated debt;

  •
  make loans to others;

  •
  make investments;

  •
  incur additional indebtedness or issue preferred stock;

  •
  create certain liens;

  •
  sell assets;

  •
  enter into agreements that restrict dividends or other payments from our subsidiaries to us;

  •
  consolidate, merge or transfer all or substantially all of the assets of us and our subsidiaries taken as a whole;

  •
  engage in transactions with affiliates;

  •
  enter into hedging contracts;

  •
  create unrestricted subsidiaries; and

  •
  enter into sale and leaseback transactions.

        In addition, our revolving credit facility also requires us to maintain a certain working capital ratio and a certain debt to EBITDAX (as defined in the revolving credit facility) ratio. If we fail to comply with the restrictions in the revolving credit facility (or any other subsequent financing agreements), a default may allow the creditors (if the agreements so provide) to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies. In addition, lenders may be able to terminate any commitments they had made to make available further funds.

Our development and exploration operations require substantial capital and we may be unable to obtain needed capital or financing on satisfactory terms, which could lead to a loss of properties and a decline in our natural gas and oil reserves.

        The oil and natural gas industry is capital intensive. We make and expect to continue to make substantial capital expenditures in our business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, we have financed capital expenditures primarily with equity financings as well as from cash generated from the sale of our Russian operations. We intend to finance our future capital expenditures with cash flow from operations and our existing financing arrangements. Our cash flow from operations and access to capital are subject to a number of variables, including:

  •
  our proved reserves;

  •
  the level of oil and natural gas we are able to produce from existing wells;

  •
  the prices at which oil and natural gas are sold; and

  •
  our ability to acquire, locate and produce new reserves.

        If our revenues or the borrowing base under our revolving credit facility decreases as a result of lower oil and natural gas prices, operating difficulties, declines in reserves or for any other reason, then we may have limited ability to obtain the capital necessary to sustain our operations at current levels. We may, from time to time, need to seek additional financing. There can be no assurance as to the availability or terms of any additional financing.

        If additional capital is needed, we may not be able to obtain debt or equity financing on terms favorable to us, or at all. If cash generated by operations or available under our revolving credit facility is not sufficient to meet our capital requirements, the failure to obtain additional financing could result in a curtailment of our operations relating to exploration and development of our prospects, which in turn could lead to a possible loss of properties and a decline in our natural gas and oil reserves.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

        The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of reserves shown or incorporated by reference in this prospectus supplement or the accompanying prospectus.

        In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

        Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves incorporated by reference in this prospectus supplement or the accompanying prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

        You should not assume that the present value of future net revenues from our proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

Seasonal weather conditions and lease stipulations can adversely affect the conduct of drilling activities on our properties.

        Oil and natural gas operations can be adversely affected by seasonal weather conditions and lease stipulations designed to protect various wildlife, particularly in the Rocky Mountain region where we currently operate. In certain areas, drilling and other oil and natural gas activities can only be conducted during the spring and summer months. This may limit operations in those areas and can intensify competition during those months for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. Resulting shortages or high costs could delay our operations and materially increase our operating and capital costs.

Unless we replace our oil and natural gas reserves, our level of reserves and production will decline, which would adversely affect our cash flows and income.

        Unless we conduct successful development, exploitation, and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. We may not be able to develop, exploit, find or acquire additional reserves to replace our current and future production.

We depend on key personnel.

        We currently have only three employees that serve in senior management roles. In particular, our Chief Executive Officer Karl F. Arleth and our Vice President of Production, Andrew N. Schultz, are responsible for the operation of our oil and gas business and Bill I. Pennington, our Executive Vice President, Treasurer, and Chief Financial Officer, oversees our finance and administrative organizations. The loss of any one of these employees could severely harm our business. We do not currently maintain key man insurance on the lives of any of these individuals, and although we are in the process of attempting to secure such coverage, there is no guarantee that we will be able to obtain such coverage. Furthermore, competition for experienced personnel is intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete could be adversely affected.

Rising inflation and price increases could have a negative effect on the Company's value and increase our costs.

        To date, we have had limited operations since the sale of our Russian operations and our re-launch in North America. We anticipate that we will experience increased costs during 2006, 2007, and 2008 due to increased demand for oil and gas field products and services. The oil and natural gas industry is cyclical and the demand for goods and services of oil field companies, suppliers and others associated with the industry can place extreme pressure on the economic stability and pricing structure within the industry. Typically, as prices for oil and natural gas increase, so do all associated costs. Historically in the oil and gas industry, material changes in prices also impact the current revenue stream, estimates of future reserves, borrowing base calculations of bank loans and values of properties in purchase and sale transactions. Material changes in prices can impact the value of oil and natural gas companies and their ability to raise capital, borrow money and retain personnel. While we do not currently expect business costs to materially increase, continued high prices for oil and natural gas could result in increases in the costs of materials, services and personnel.

We cannot assure you that we will be able to continue to meet our commitments and contractual obligations.

        We have obligations and commitments related to our operations as well as our general and administrative activities. With respect to our operating commitments, we have contractually obligated ourselves to our operating partners to fund a portion of each respective project's annual capital budget. In the aggregate, the commitments are approximately $20 million for 2006. Our commitments are expected to increase significantly as our operating partners increase their drilling activities and we incur additional cash calls in respect of these projects. In the event that we are unable to maintain our funding obligations in respect of our projects, we may be deemed to have gone "non-consent," which will result in a project's other partners funding a well's operating costs without us. If we go "non-consent" on a well, the consequences to us likely will enable the consenting partners to recover their costs plus an agreed-upon percentage (typically 500%) before we will be entitled to participate in any of the future economics of the well, if at all. Our administrative commitments principally include our office lease, under which we are contractually obligated until 2009. We have recently increased our commitment by taking additional adjacent space in our building, which has materially increased our costs. Accordingly, we cannot assure you that we will be able to continue to meet our commitments and contractual obligations.

Risks Relating To Our Common Stock

Our insiders and affiliated parties beneficially own a significant portion of our stock.

        As of June 30, 2006, our executive officers, directors and affiliated parties beneficially own approximately 17.1% of our common stock. As a result, our executive officers, directors and affiliated parties will have significant influence to:

  •
  elect or defeat the election of our directors;

  •
  amend or prevent amendment of our articles of incorporation or bylaws;

  •
  effect or prevent a merger, sale of assets or other corporate transaction; and

  •
  affect the outcome of any other matter submitted to the stockholders for vote.

        In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our shareholder rights plan and our certificate of incorporation may have substantial anti-takeover effects.

        Pursuant to our shareholder rights plan, each share of our common stock has certain preferred stock purchase rights, or Rights, that trade with the shares. Therefore, our shareholder rights plan may cause substantial dilution to a person or group who attempts to acquire us without the approval of our board of directors. Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of the Company. In addition, provisions in our certificate of incorporation may also discourage a third party from attempting to obtain control of the Company. Some of these provisions permit the board of directors to issue preferred stock with rights senior to the common stock without shareholder approval. We also are subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder. To the extent any potential acquirors are deterred by our shareholder rights plan or our certificate of incorporation, the rights plan and certificate of incorporation may have the effect of preserving incumbent directors and management in office or preventing acquisitions of the Company. As a result, the overall effect of the shareholder rights plan and our certificate of incorporation may be to render more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders. For more information see "Description of Our Capital Stock—Description of Preferred Stock" and "Description of Our Capital Stock—Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Shareholder Rights Plan, and Delaware Law."

USE OF PROCEEDS

        We expect the net proceeds from the sale of the shares of common stock being offered in this offering will be approximately $                  , after deducting underwriting fees and our estimated offering expenses but including the over-allotment option. In the event that the over-allotment option is not exercised, we expect the net proceeds from this offering to be approximately $                  , after deducting underwriting fees and our estimated offering expenses. We intend to use the net proceeds from the sale of securities offered by this prospectus supplement and the accompanying prospectus to fund a portion of our capital expenditure program and for general corporate purposes. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities with maturities of up to five years.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2006, on an actual basis, and as adjusted to give effect to the issuance by us of 2,000,000 shares of our common stock, after deducting underwriting discounts and commissions and estimated offering expenses, at a public offering price of $5.10 per share, and the application of net proceeds therefrom.

	As of March 31, 2006
	Actual	As Adjusted
	(dollars in thousands, unaudited)
Cash and equivalents	$9,539	$18,719

Long-term debt, including current portion	$—	$—
Stockholders' equity
Preferred stock, $0.001 par value, 25,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 11,868,543 shares issued and outstanding; as adjusted—13,868,543 shares	12	14
Additional paid-in capital	46,482	55,660
Accrued unvested stock-based compensation	489	489
Accumulated deficit	(25,762)	(25,762)
Total stockholders' equity	21,221	30,401

Total capitalization	$21,221	$30,401

        The number of shares of common stock outstanding is based on 11,868,463 shares outstanding as of March 31, 2006. This number excludes:

  •
  2,875,334 shares of common stock issuable upon the exercise of stock options outstanding as of March 31, 2006, at a weighted average exercise price of $3.54 per share;

  •
  1,100,720 shares of common stock issuable upon the exercise of common stock purchase warrants outstanding as of March 31, 2006 at an exercise price of $3.50 per share; and

  •
  1,115,500 shares of common stock issuable upon the satisfaction of basic performance targets or 2,231,000 shares of common stock issuable upon satisfaction of stretch performance targets, as applicable, under the Company's 2005 Long-Term Incentive Plan as of March 31, 2006 in each of 2006, 2007, and 2008 years.(1)

(1)
On June 28, 2005, our shareholders approved a stock-based long-term incentive plan (the "LTIP") that permits the grant of unvested share awards, grants, options, performance share units, and share equivalents to employees, directors, consultants and vendors as directed by our board of directors' Compensation Committee. Awards made by our Compensation Committee in each of 2005 and 2006 provide for performance-based vesting upon the attainment of various one, two, and three-year milestones which are established by the Compensation Committee during the first quarter of each year. If the milestones are achieved and the awards are made they will have a dilutive effect on our capitalization. In addition, achievement of the milestones will also have an impact on our reported financial results. We are making quarterly accruals based on our assessment of anticipated annual performance made against objectives, based upon progress in each quarter. The impact on such anticipated performance can also experience significant fluctuations from quarter to quarter and year to year.

  •
  200,000 shares of Series C preferred stock issuable upon the exercise of certain preferred stock purchase rights that are triggered in the event a person acquires 15% of the Company's common stock.

        The table assumes no exercise of the underwriters' over-allotment option to purchase up to an additional 300,000 shares of our common stock.

DILUTION

        If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock after this offering.

        The net tangible book value of our common stock as of March 31, 2006, was approximately $21.2 million, or approximately $1.79 per share. Net tangible book value per share represents the amount of our total assets, excluding goodwill and intangible assets, less liabilities, divided by the total number of shares of our common stock outstanding.

        Dilution per share to new investors represents the difference between the amount per share paid by purchasers for our common stock in this offering and the net tangible book value per share of our common stock immediately following the completion of this offering.

        Following our expected sale of 2,000,000 shares of common stock, at an assumed offering price to the public of $5.10 per share, issued in connection with this offering and after deducting the underwriting fee and our estimated offering expenses, our pro forma net tangible book value as of March 31, 2006, would have been approximately $30.4 million or approximately $2.19 per share. This represents an immediate increase of approximately $0.40 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $2.91 per share to purchasers of our common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$5.10
Net tangible book value per share as of March 31, 2006	$1.79
Increase per share attributable to new investors	.40
Net tangible book value per share as of March 31, 2006 after giving effect to this offering	2.19
Dilution per share to new investors		$2.91

        If the sale of 2,300,000 shares of common stock under this prospectus supplement is taken into account, after deducting the underwriting fee and our estimated offering expenses, our pro forma net tangible book value as of March 31, 2006, would have been approximately $31.8 million or approximately $2.24 per share. This represents an immediate increase of approximately $0.45 per share to the existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $2.86 per share to purchasers of our common stock in this offering.

        The dilution calculations do not include shares issuable upon exercise of outstanding options, convertible debt or the exercise of previously outstanding warrants.

PRICE RANGE OF COMMON STOCK

        Our common stock is quoted on the American Stock Exchange under the symbol "TEC." Our common stock is also listed for trading on the Frankfurt Stock Exchange (Germany) under the symbol "TP9." The following table sets forth, for each of the quarterly periods indicated, the range of high and low sales prices of our common stock, as reported (without retail markup or markdown and without commissions) on the American Stock Exchange. The prices cited below do not necessarily represent actual transactions.

Quarter	High	Low
2004:
First Quarter	$5.24	$3.36
Second Quarter	4.00	1.80
Third Quarter	2.55	1.25
Fourth Quarter	1.85	1.20
2005:
First Quarter	$4.25	$1.25
Second Quarter	4.82	2.01
Third Quarter	8.89	4.25
Fourth Quarter	7.49	4.60
2006:
First Quarter	$8.95	$5.80
Second Quarter	7.50	4.90
Third Quarter (through July 18, 2006)	5.97	5.10

        On July 18, 2006, the last sale price of our common stock as reported on the American Stock Exchange was $5.10 per share. On June 30, 2006, the number of our common stockholders of record was 12,262,392.

DIVIDEND POLICY

        We have not paid cash dividends on our common stock. We currently anticipate that all of our earnings will be retained for the continued development of our business and we do not anticipate paying any cash dividends in the foreseeable future.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS

        For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends (excluding any deemed dividends), earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs, and fixed charges are defined as interest expense, amortization of debt related costs, capitalized interest and expenses related to indebtedness.

		Fiscal Year Ended December 31,
	Three Months Ended March 31, 2006
		2005	2004	2003	2002	2001
Coverage deficiency—earnings to fixed charges	—	—	(166,216)	(4,383,904)	(10,577,246)	(1,487,407)
Coverage deficiency—earnings to fixed charges and preferred dividends	—	(3,838,904)	(5,465,446)	(4,383,904)	(10,577,246)	(1,487,407)

MANAGEMENT

Directors and Executive Officers

        Shown below are the names, ages, and positions of our executive officers and directors as of July 20, 2006.

Name	Age	Position
Karl F. Arleth	57	President & CEO, Director
Bill I. Pennington	54	Executive Vice President, Chief Financial Officer
Andrew M. Schultz	53	Vice President, Production
Robert F. Bailey	74	Director
John T. Connor, Jr.	64	Director
Thomas F. Conroy	67	Director
William K. White	64	Director
James J. Woodcock	68	Chairman of the Board of Directors

        Karl F. Arleth has been our President and Chief Executive Officer since May 2003 and a Director since 2002. From 2002 to 2003, Mr. Arleth was the Chief Operating Officer of Sefton Resources, Inc., an oil and gas exploration and production company. Since 2002, Mr. Arleth has served as a Board member of Sefton Resources, Inc. Between 1999 and 2001, he served as Chairman and CEO of Eurogas, Inc. in London. Ending in 1999, Mr. Arleth spent 21 years with Amoco and BP-Amoco.

        Bill I. Pennington became our Executive Vice President & Chief Financial Officer in 2006. From 1994 to 2004, Mr. Pennington served in several roles for Inland Resources, Inc., including as its President, Chief Financial Officer, and as a Director. From 1987 to 1994, Mr. Pennington was President, Chief Financial Officer and Director of Lomax Exploration Company, a private oil and gas company that was merged with Inland in 1994.

        Andrew M. Schultz became our Vice President, Production in 2006. Between 1987 and 2006, he was President of Emerald Resources, Inc., a small exploration and production company that generated and sold exploration prospects and evaluated and effected production acquisitions in the Rocky Mountain Region. The company's focus was developing large natural gas plays in the Green River Basin of Wyoming.

        Robert F. Bailey became a director in 2006. Since 2002, he has been president of R.F. Bailey Investments, an acquisitions and investment management vehicle, and since 2003 he has been a partner in B&J Exodus, Ltd., a private investment partnership. From 1992 to 2002, he was President and CEO of TransRepublic Resources, Inc., an oil and gas E&P concern. From 1994 until 2006, he was a board member of Cabot Oil and Gas Corp. and is an Advisory Director of the University of Texas of the Permian Basin.

        John T. Connor, Jr. became a director in 2003 and chairs the Board's audit committee. He is the Founder and Portfolio Manager of the Third Millennium Russia Fund, a US based mutual fund specializing in the equities of Russian public companies. A former attorney at Cravath, Swaine & Moore in New York City, he has been a partner in leading law firms in New York, Washington and New Jersey. Mr. Connor is a member of the Council on Foreign Relations.

        Thomas F. Conroy has been a director since 2002. Mr. Conroy is a Certified Public Accountant with an MBA from the University of Chicago. Since August 2004, Mr. Conroy has been the Chairman of Mann-Conroy-Eisenberg & Assoc. LLC, a life insurance and reinsurance consulting firm. Since 2001, Mr. Conroy has been a managing principal of Strategic Reinsurance Consultants International LLC, a life reinsurance consulting and brokerage firm. Ending in 2001, Mr. Conroy, spent 27 years with ING and its predecessor organizations, serving in various financial positions and leading two of its strategic business units as President. As President of ING Reinsurance, he established their international presence, setting up facilities in The Netherlands, Bermuda, Ireland and Japan. He also served as an Officer and Board Member of Security Life of Denver Insurance Company and its subsidiaries. Mr. Conroy briefly served as our interim CFO and secretary from April 2002 until April 2003.

        William K. White became a director in 2005. Mr. White is the founder and president of Amado Energy L.P., an investment vehicle formed to focus on oil and gas mineral properties in the U.S. Between 1996 and 2002, Mr. White was the Chief Financial Officer of Pure Resources, Inc., a NYSE-listed independent exploration and production concern prior to its sale to Unocal in October, 2002.

        James J. Woodcock has been a director since 2002 and Chairman of the Company's Compensation Committee, since 2003 and Chairman of the Company since February 2005. Since 1981, Mr. Woodcock has been the owner and CEO of Hy-Bon Engineering Company, based in Midland, Texas. Hy-Bon is an engineering firm and manufacturer of vapor recovery, gas boosters, and casing pressure reduction systems for the oil industry. From 1997 to 2002, Mr. Woodcock was the chairman of Transrepublic Resources, a private oil and gas exploration firm located in Midland, Texas. From 1996 until 2003, Mr. Woodcock was a board member and Chairman of the Board of Renovar Energy, a private waste to energy firm located in Midland, Texas.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 250,000,000 shares of common stock, $.001 par value per share and 25,000,000 shares of preferred stock, $.001 par value per share.

Description of Common Stock

        As of June 30, 2006, there were 12,262,392 shares of common stock issued and outstanding.

        Each holder of common stock is entitled to one vote for each share on all matters properly submitted to a vote by the stockholders of the company and there are no cumulative voting rights. Subject to preferences to which holders of any outstanding preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        The transfer agent and registrar for our common stock is Computershare, Inc., whose address is 2 North LaSalle Street, 2nd Floor, Chicago, IL 60602, and whose phone number is 312-588-4992.

Description of Preferred Stock

        Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue up to 25,000,000 shares of preferred stock. Our board of directors has the authority to issue such preferred stock in one or more series and to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

        The board of directors has previously authorized 2,800,000 shares of Series A Convertible Preferred Stock and 250,000 shares of Series B Convertible Preferred Stock, which the Company may issue from time to time. As of July 20, 2006, no shares of either the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock are outstanding. Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, as the case may be, converts on a one-for-one basis into shares of our common stock, unless the conversion ratio is adjusted in accordance with the terms of our certificate of incorporation, which more fully describes the terms of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

        Our board of directors has designated and reserved for issuance 200,000 shares of our Series C Preferred Stock in connection with the adoption of our shareholder rights plan, as described in

"Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Shareholder Rights Plan, and Delaware Law" below. Each holder of Series C Preferred Stock will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (a) $75.00 or (b) 100 times the dividend declared on each share of common stock. In the event of liquidation, the holders of the Series C Preferred Stock will be entitled to a minimum preferential liquidation payment of $100.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. In the event of liquidation, the holders of Series C Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $2,200.00 per share, plus accrued dividends to the date of distribution whether or not earned or declared, plus a redemption premium of $1,200.00 per share of Series C Preferred Stock or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Series C Preferred Stock will be entitled to receive the greater of (a) 100 times the amount and type of consideration received per share of common stock or (b) $3,400.00 per share of common stock. Each share of Series C Preferred Stock will have 100 votes, voting together with shares of our common stock. As of the date of this prospectus supplement, no shares of our Series C Preferred Stock were outstanding. See "Anti-Takeover Effects of Provisions of our Certificate of Incorporation, Shareholder Rights Plan, and Delaware Law" below for additional detail.

Anti-takeover Effects of Provisions of our Certificate of Incorporation, Shareholder Rights Plan and Delaware Law

        General.    Our certificate of incorporation, our status as a corporation incorporated under Delaware law, and our shareholder rights plan contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of the Company. The provisions of our certificate of incorporation, certain sections of Delaware law, and shareholder rights plan reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of the Company.

        In addition, because we have a significant amount of authorized but unissued common stock and preferred stock, our board of directors may make it more difficult or may discourage an attempt to obtain control of the Company by issuing additional stock in the Company.

        Shareholder Rights Plan.    Our board implemented a shareholder rights plan, or Rights Plan, on June 2, 2005, a copy of which has been filed with the SEC, and declared a dividend of one right, or a Right, for each outstanding share of our common stock to stockholders of record on June 14, 2005. One Right will also attach to each share of common stock issued after June 14, 2005. The Rights will only become exercisable, and transferable apart from our common stock, upon the earlier of: the first date of public announcement by the Company or by a person or group, which we refer to as an Acquiring Person, of such person's acquisition of 15% or more of our outstanding shares of common stock without the prior approval of the Company's board of directors, or the tenth business day (subject to extension by the board) following the commencement of, or public announcement of an intention to commence, a tender or exchange offer which would result in the beneficial ownership of 15% or more of the outstanding common stock, the earlier of which dates we refer to as the Distribution Date.

        The discussion that follows sets forth the operation of the Rights.

        Until the Distribution Date, the Rights will be evidenced by certificates for the shares of common stock to which they relate and will be transferable only in connection with a transfer of the shares of common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights, or Right Certificates, will be mailed to holders of record of the Company's common stock as of the close of business on the Distribution Date. The Right Certificates alone will evidence the Rights from and after the Distribution Date.

        The Series C Preferred Stock purchasable upon exercise of the Rights will be nonredeemable (except as provided below) and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Series C Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $75.00 or (b) 100 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Series C Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $2,200.00 per share, plus accrued dividends to the date of distribution whether or not earned or declared, plus a redemption premium of $1,200.00 per share of Series C Preferred Stock or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of each outstanding share of common stock.

        Each share of Series C Preferred Stock will entitle the holder to 100 votes on all matters submitted to a vote of the shareholders. The holders of Series C Preferred Stock will generally vote together as one class with the holders of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Series C Preferred Stock will be entitled to 100 times the amount and type of consideration received per share of common stock.

        Unless an Acquiring Person, within the time period specified in the Rights Plan (a) publicly announces its withdrawal of its tender or exchange offer, or withdrawal of its intention to commence such tender or exchange offer; and (b) divests a sufficient number of shares of the outstanding common stock so that such Acquiring Person would no longer own 15% or more of the outstanding shares of common stock, the Company must redeem the Series C Preferred Stock within 364 days thereafter at a redemption price of $2,200.00 per share, plus accrued dividends to the date of redemption, plus a redemption premium of $1,200.00 per share of Series C Preferred Stock. However, if the Acquiring Person, prior to such 364th day either (x) concludes a definitive agreement with the Company pursuant to a stock or cash tender or exchange offer for all outstanding shares of common stock at a price and on terms approved by a majority of the outside board members (who are continuing board members) or (y) (i) publicly announces its withdrawal of its tender or exchange offer, or withdrawal of its intention to commence such tender or exchange offer; and (ii) divests a sufficient number of shares of the outstanding common stock of the Company so that such person would no longer own securities of the Company representing 15% or more of the outstanding common stock, then the board has the option to retire any amount so outstanding and due for $.001 per share of Series C Preferred Stock.

        In the event:

    (i)
    any person becomes an Acquiring Person or

    (ii)
    any Acquiring Person or any of its affiliates or associates, directly or indirectly:

    (1)
    consolidates with or merges into the Company or any of its subsidiaries or otherwise combines with the Company or any of its subsidiaries in a transaction in which the Company or such subsidiary is the continuing or surviving corporation in such merger or combination and the common stock of the Company remains outstanding and no shares thereof shall be changed into or exchanged for stock or other securities of any other person or of the Company for cash or any other property,

    (2)
    transfers any assets to the Company or any of its subsidiaries in exchange for capital stock of the Company or any of its subsidiaries or for securities exercisable for or convertible into capital stock of the Company or any of its subsidiaries or otherwise obtains from the Company or any of its subsidiaries any capital stock of the Company or any of its subsidiaries or securities exercisable for or convertible into capital stock of the Company or any of its subsidiaries (other than as part of a pro rata offer or distribution to all holders of such stock),

      (3)
      sells, purchases, leases, exchanges, mortgages, pledges, transfers or otherwise disposes to, from or with the Company or any of its subsidiaries, assets on terms and conditions less favorable to the Company or such subsidiary than the Company or such subsidiary would be able to obtain in arm's-length negotiation with an unaffiliated third party,

      (4)
      receives any compensation from the Company or any of its subsidiaries for services other than compensation for employment or fees for serving as a director at rates in accordance with the Company's (or its subsidiary's) past practice,

      (5)
      receives the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credit or advantage, or

      (6)
      engages in any transaction with the Company (or any of its subsidiaries) involving the sale, license, transfer or grant of any right in, or disclosure of, any patents, copyrights, trade secrets, trademarks or know-how or other intellectual property rights which the Company (including its subsidiaries) owns or has the right to use on terms and conditions not approved by the board of directors of the Company, or

    (iii)
    while there is an Acquiring Person, there shall occur any reclassification of securities, any recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction or transactions involving the Company or any of its subsidiaries which have the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries owned or controlled by the Acquiring Person, which events we refer to as the Flip-In Events,

      Then, and in each such case, each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the then current purchase price, or Purchase Price, in lieu of one one-hundredth of a share of Series C Preferred Stock per outstanding Right, that number of shares of common stock having a market value at the time of the transaction equal to the Purchase Price (as adjusted to the Purchase Price in effect immediately prior to the Flip-In Event multiplied by the number of one one-hundredths of a share of Series C Preferred Stock for which a Right was exercisable immediately prior to such Flip-In Event) divided by one-half the average of the daily closing prices per share of the common stock for the thirty consecutive trading days, which we refer to as the Current Market Price, on the date of such Flip-In Event. Notwithstanding the foregoing, Rights held by the Acquiring Person or certain related persons or certain transferees will be null and void and no longer be transferable.

      The Company may at its option substitute for a share of common stock issuable upon the exercise of Rights such number or fractions of shares of Series C Preferred Stock having an aggregate current market value equal to the Current Market Price of a share of common stock. If there are insufficient shares of common stock to permit the exercise in full of the Rights in accordance with the foregoing paragraph, the board of directors shall, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party:

      (A)
      determine the excess, which excess we refer to as the Spread, of

      (1)
      the value of the shares of common stock issuable upon the exercise of a Right in accordance with this paragraph, which we refer to as the Current Value over

      (2)
      the Purchase Price, and

      (B)
      with respect to each Right, make adequate provision to substitute for the shares of common stock issuable in accordance with this paragraph upon exercise of the Right and payment of the Purchase Price.

        Unless the Rights are earlier redeemed, if following the first occurrence of a Flip-In Event, (a) the Company were to be acquired in a merger or other business combination in which any shares of the Company's common stock are exchanged or converted into the right to receive for other securities or assets (other than a merger or other business combination in which the voting power represented by the Company's securities outstanding immediately prior thereto continues to represent all of the voting power represented by the securities of the Company thereafter and the holders of such securities have not changed as a result of such transaction), or (b) 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, which transactions we collectively refer to herein as the Flip-Over Events, proper provision must be made so that each holder of a Right (other than an Acquiring Person, or related persons) will from and after such date have the right to receive, upon payment of the then-current Purchase Price, that number of shares of common stock of the acquiring Company having a market value at the time of such transaction equal to the Purchase Price divided by one-half the Current Market Price of such common stock.

        At any time until the occurrence of a Flip-In Event, the board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. Immediately upon the action of the board of directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon.

        The Rights will expire upon the earlier of (i) June 2, 2008, unless otherwise extended by the Company's shareholders or (ii) redemption or exchange by the Company. Pursuant to the shareholder rights plan, all shares of our Series C Preferred Stock are reserved for issuance upon exercise of the Rights.

        The Rights have substantial anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire us without the approval of our board of directors. Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of the Company. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of the Company. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders.

        Because our board of directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by our board of directors.

        The description and terms of the Rights are set forth in a rights agreement between the Company and Computershare Investor Services, LLC, as Rights Agent, which agreement is on file with the SEC and incorporated herein by reference.

        Delaware law.    We are subject to Section 203 of the Delaware General Corporation Law, or the DGCL. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" includes any person that is:

    •
    the owner of 15% or more of the outstanding voting stock of the corporation;

    •
    an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

    •
    an affiliate or associate of the persons defined as an interested shareholder.

        However, the above provisions of Section 203 do not apply if:

    •
    the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

    •
    upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

    •
    on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board; however, this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

UNDERWRITING

        Petrie Parkman & Co., Inc. as underwriter in this offering, has agreed to purchase all of the shares of common stock being offered by us pursuant to this prospectus supplement, subject to the terms and conditions set forth in an underwriting agreement among us and the underwriter. The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the shares (other than those covered by the overallotment option described below).

        We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

        The underwriter proposes to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the shares to dealers at the public offering price less a concession not to exceed $            per share. If all of the shares are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

        The maximum discount or commission that may be received by any member of the National Association of Securities Dealers, Inc. or any independent broker-dealer in connection with this offering may not exceed 8% of the aggregate amount of the securities offered hereby.

        We have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 300,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriter may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, the underwriter must purchase all 300,000 additional shares.

        We, our executive officers and directors and certain other affiliated parties have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriter, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. The underwriter in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The following table shows the public offering price, underwriting discount and proceeds to us before expenses. The information assumes either no exercise or full exercise by the underwriter of the over-allotment option.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

        The expenses of the offering, not including the underwriting discount, are estimated at $408,000 and are payable by us.

        Until the distribution of the shares is completed, SEC rules may limit the underwriter from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

        If the underwriter creates a short position in the common stock in connection with the offering, i.e., if it sells more shares than are listed on the cover of this prospectus, the underwriter may reduce that short position by purchasing shares in the open market. The underwriter may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of our common stock to stabilize its price or to reduce a short position may cause the price of our common stock to be higher than it might be in the absence of such purchases.

        Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        The underwriter and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us.

LEGAL MATTERS

        Certain legal matters relating to this offering will be passed upon for us by Gersten Savage LLP, New York, New York. Various partners of Gersten Savage LLP own approximately 113,000 shares of the Company's common stock. Hogan & Hartson LLP, Denver, Colorado, will pass upon certain legal matters for the underwriter.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2005, have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

        Information incorporated by reference in this prospectus supplement regarding our estimated quantities of natural gas and oil reserves were independently determined by Netherland, Sewell & Associates, Inc., independent petroleum engineers, based on operating year 2005 information provided by us and are incorporated herein upon the authority of such firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-31679) are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C., 20549. You may request copies of these documents by writing to the SEC and paying a fee for the copying cost. You may call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

        Our common stock is listed on the American Stock Exchange under the symbol "TEC." Our reports, proxy statements and other information also may be read and copied at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished to, and not filed in accordance with, SEC rules) until we sell all of the securities or until the offering is completed.

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 10, 2006;
  •
  Our Quarterly Report on Form 10-Q/A for the three-month period ended March 31, 2006, filed with the SEC on May 18, 2006; and
  •
  Our Current Reports on Form 8-K filed on June 8, 2005, January 4, 2006, January 31, 2006, March 23, 2006, April 3, 2006, April 12, 2006, May 11, 2006, May 19, 2006, June 20, 2006, July 5, 2006 and July 20, 2006.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, Colorado 80202-4444
Attn: Investor Relations
(303) 565-4600

GLOSSARY OF COMMONLY USED TERMS, ABBREVIATIONS AND MEASUREMENTS

        Within this document, the following terms and conventions have specific meanings:

Commonly Used Terms and Abbreviations

        Bakken—The Bakken formation of the Williston Basin.

        Basin—A depressed sediment-filled area, roughly circular or elliptical in shape, sometimes elongated. Regarded as a good area to explore for oil and gas.

        Denver-Julesburg ("DJ") Basin—A geologic depression encompassing eastern Colorado and western Nebraska.

        Field—A geographic region situated over one or more subsurface oil and gas reservoirs encompassing at least the outermost boundaries of all oil and gas accumulations known to be within those reservoirs vertically projected to the land surface.

        Gas—All references to "gas" in this report refer to natural gas.

        Gross—"Gross" natural gas and oil wells or "gross" acres equal the total number of wells or acres in which the Company has a working interest.

        Hedging—The use of derivative commodity and interest rate instruments to reduce financial exposure to commodity price and interest rate volatility.

        Piceance Basin—A 6,000 square mile area in Western Colorado encompassing portions of Garfield and Mesa counties, with portions extending northward into Rio Blanco County and south into Gunnison and Delta counties.

        Productive—Able to economically produce oil and/or gas.

        Proved reserves—Reserves that, based on geologic and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and gas reserves under existing economic and operating conditions.

        Proved developed reserves—Proved reserves which can be expected to be recovered through existing wells with existing equipment and operating methods.

        Reserves—The estimated value of oil, gas and/or condensate, which is economically recoverable.

        Reservoir—A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

        Transportation—Moving gas through pipelines on a contract basis for others.

        Williston Basin—An area located in western North Dakota, northwestern South Dakota and eastern Montana.

        Working interest—An interest that gives the owner the right to drill, produce and conduct operating activities on a property and receive a share of any production.

Measurements

        mmcf = million cubic feet

        mmcfd = million cubic feet per day

        mmcfe = million cubic feet of natural gas equivalents

PROSPECTUS

$50,000,000

TETON ENERGY CORPORATION
Common Stock, Preferred Stock, Debt Securities,
Warrants to Purchase Common Stock,
Warrants to Purchase Preferred Stock,
Warrants to Purchase Debt Securities,
Depositary Shares, Stock Purchase Contracts and
Stock Purchase Units

        We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Our common stock is listed on the American Stock Exchange under the symbol "TEC." The closing sale price of our common stock, as reported on the American Stock Exchange on March 31, 2006 was $6.79.

        We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

        This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

        Investing in our common stock involves a high degree of risk. See "Risk Factors," beginning on page 8.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        We may offer the securities in amounts, at prices and on terms determined at the time of offering. We may sell the securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters, or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement.

The date of this prospectus is April 3, 2006

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, which we refer to as the "SEC," using a "shelf" registration process. Under this shelf process, we may, from time to time, sell an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer pursuant to this prospectus. Each time we sell securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement relating to this prospectus, including its exhibits. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any accompanying prospectus supplement, including the risk factors, together with the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement. We have not authorized any dealer, salesman or other person to provide you with additional or different information. This prospectus and any accompanying prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any accompanying prospectus supplement or in any document incorporated by reference in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date of the document containing the information.

        Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any accompanying prospectus supplement to "Company," "we," "us" or "our" are to Teton Energy Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings (File No. 1-31679) are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

        Our common stock is listed on the American Stock Exchange under the symbol "TEC." Our reports, proxy statements and other information also may be read and copied at the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

        The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information deemed to have been furnished to, and not filed in accordance with, SEC rules) until we sell all of the securities or until we terminate this offering:

  •
  Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 10, 2006;

  •
  The description of our common stock set forth in our registration statement on Form S-8 (Registration No.: 333-112229, and any subsequent amendment or report filed for the purpose of updating this description.

  •
  The description of our common stock set forth in our registration statement on Form S-3 (Registration No.: 333-129038, and any subsequent amendment or report filed for the purpose of updating this description.

        You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

Teton Energy Corporation
410 Seventeenth Street, Suite 1850
Denver, Colorado 80202-4444
Attn: Ms. Gillian Kane
(303) 565-4600

TETON ENERGY CORPORATION

Background

        Teton Energy Corporation (the "Company," "we" or "us") was formed in November 1996 and is incorporated in the State of Delaware. We are an independent energy company engaged primarily in the development, production and marketing of natural gas and oil in North America. Our strategy is to increase shareholder value by growing reserves and production, primarily through acquiring under-valued properties with reasonable risk-reward potential and by participating in or actively conducting drilling operations in order to exploit our properties. We seek high-quality exploration and development projects with potential for providing long-term drilling inventories that generate high returns.

        The Company's current operations are focused in two basins in the Rocky Mountain region of the United States. From its inception until 2004, the Company was engaged primarily in oil and gas exploration, development, and production in Western Siberia, Russia. In July 2004, the Company's shareholders voted to sell its Russian operations to the Company's Russian partner. The gross proceeds received by the Company totaled $15,000,000.

        Since July 2004, the Company has actively pursued opportunities primarily in North America in order (1) to redeploy the cash generated in the sale of its Russian operations and (2) to continue the Company's growth. During the first six months of 2005, we acquired a 100% working interest in over 182,000 of undeveloped acreage in the eastern Denver-Julesburg Basin (the "DJ Basin") located in Nebraska near the Nebraska-Colorado border.

        In February 2005, the Company acquired 25% of the membership interests in Piceance Gas Resources, LLC, a Colorado limited liability company ("Piceance LLC"). Piceance LLC owns certain oil and gas rights and leasehold assets covering 6,314 acres in the Piceance Basin in western Colorado. The properties owned by Piceance LLC carry a net revenue interest of 78.75%.

Recent Events

        On January 27, 2006, the Company closed an acreage earning agreement (the "Acreage Agreement") with Noble Energy, Inc. ("Noble"). If the terms of the Acreage Agreement are fulfilled, Noble will earn an undivided 75% working interest in our DJ Basin acreage. Under the terms of the Acreage Agreement, Noble will earn the 75% working interest in the DJ Basin project by (1) the payment of $3 million; and (2) the drilling and completion of 20 wells on or before March 1, 2007, with a minimum of 10 wells to be drilled and completed by December 31, 2006. In the event Noble fails to complete the minimum wells called for by each of these milestones, its right to drill additional oil and gas wells will terminate; however, Noble will retain an interest in the wells drilled, but without the right to drill additional wells on the portion of the drilled lease so assigned.

        On February 28, 2006, Orion Energy Partners, L.P., the holder of 50% of the membership interests in Piceance LLC and Piceance LLC's contract operator sold its interest to Berry Petroleum Company ("Berry") for an announced price of $159,000,000. Berry also announced February 28, 2006, that it was increasing its 2006 capital budget by $48,000,000 to develop the Piceance LLC acreage during 2006.

Business Strategy

        The Company's objective is to generate growth and high returns for our shareholders by expanding our natural gas and oil reserves, production, and revenues through a strategy that includes the following key elements:

        Pursue Attractive Reserve and Leasehold Acquisitions.    To date, acquisitions have been critical in establishing our asset base. We believe that we are well positioned, given our initial success in identifying and quickly closing on attractive opportunities in the Piceance and DJ Basins, to effect opportunistic acquisitions that can provide upside potential, including long-term drilling inventories and undeveloped leasehold positions with attractive return characteristics. Our focus is to acquire assets that provide the opportunity for developmental drilling and/or the drilling of extensional step out wells, which we believe provide us with significant upside potential while not exposing us to the risks associated with drilling new field wildcat wells in frontier basins.

        Pursuit of Selective Complementary Acquisitions.    We seek to acquire long-lived producing properties with a high degree of operating control, or oil and gas entities that we believe are competent in the area, that offer what we believe are opportunities to increase our natural gas and crude oil reserves profitably.

        Drive Growth Through Drilling.    We plan to grow our reserves and production through drilling operations. In 2005, we participated in drilling 10 gross wells on our Piceance Basin acreage, of which we have a 25% interest, and our current plans are to participate in drilling an additional 20 gross wells on Piceance acreage and 10 gross wells on our DJ Basin acreage in 2006.

        Maximize Operational Control.    To date, we do not own any assets for which we are the operator. We believe that it is strategically important to our future growth and maturation as an independent exploration and production company to be able to serve as operator of our properties when possible because we believe that operating our properties would enable us to exert greater control over the costs, timing, and manner of our exploration, development and production activities.

        Operate Efficiently, Effectively and Maximize Economies of Scale Where Practical.    We believe that our unit cost structure will benefit from economies of scale as we grow and from our continuing cost management initiatives. As we manage our growth, we are actively focusing on reducing lease operating expenses, general and administrative costs and finding and development costs. In addition, our acquisition efforts are geared toward pursuing opportunities that we believe fit within existing operations or in areas where the Company is establishing new operations or where it believes that a base of existing production will produce an adequate foundation for economies of scale necessary to grow a business within a geography or business segment.

Governmental Regulation

        The Company's business and the oil and natural gas industry in general are heavily regulated. The availability of a ready market for oil and gas production depends on several factors beyond the Company's control. These factors include regulation of oil and natural gas production, federal and state regulations governing environmental quality and pollution control, the amount of natural gas available for sale, the availability of adequate pipeline and other transportation and processing facilities and the marketing of competitive fuels. State and federal regulations generally are intended to prevent waste of petroleum, protect rights to produce oil or natural gas between owners in a common reservoir and control contamination of the environment. Pipelines are subject to the jurisdiction of various federal, state, and local agencies.

        The Company believes that it is in substantial compliance with such statutes, rules, regulations and governmental orders, although there can be no assurance that this is or will remain the case. Failure to comply with such laws and regulations can result in substantial penalties. The regulatory burden on the industry increases our cost of doing business and affects our profitability. Although we believe we are in substantial compliance with all applicable laws and regulations, such laws and regulations are frequently amended or reinterpreted so we are unable to predict the future cost or impact of complying with such laws and regulations.

        The following discussion of the regulation of the United States natural gas industry is not intended to constitute a complete discussion of the various statutes, rules, regulations and environmental orders to which the Company's operations may be subject.

Regulation of Oil and Natural Gas Exploration and Production

        The Company's oil and natural gas operations are subject to various types of regulation at the federal, state and local levels. Prior to commencing drilling activities for a well, the Company (or its operating subsidiaries, operating entities, or operating partners) must procure permits and/or approvals for the various stages of the drilling process from the applicable federal, state and local agencies in the state in which the area to be drilled is located. Such permits and approvals include those for the drilling of wells, and such regulation includes maintaining bonding requirements in order to drill or operate wells and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties on which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with operations. The Company's operations are also subject to various conservation laws and regulations. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely primarily or exclusively on voluntary pooling of lands and leases. In areas where pooling is voluntary, it may be more difficult to form units, and therefore, more difficult to develop a project if the operator owns less than 100% of the leasehold. In addition, state conservation laws may establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production.

        The effect of these regulations may limit the amount of oil and natural gas the Company can produce from its wells and may limit the number of wells or the locations at which the Company can drill. The regulatory burden on the oil and natural gas industry increases the Company's costs of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently expanded, amended and reinterpreted, the Company is unable to predict the future cost or impact of complying with such regulations.

Natural Gas Marketing, Gathering, and Transportation

        Federal legislation and regulatory controls have historically affected the price of the natural gas and the manner in which production is transported and marketed. Under the Natural Gas Act of 1938, the Federal Energy Regulatory Commission ("FERC") regulates the interstate sale for resale of natural gas and the transportation of natural gas in interstate commerce, although facilities used in the production or gathering of natural gas in interstate commerce are generally exempted from FERC jurisdiction. Effective January 1, 1993, the Natural Gas Wellhead Decontrol Act deregulated natural gas prices for all "first sales" of natural gas, which definition covers all sales of our own production. In addition, as part of the broad industry restructuring initiatives described below, FERC has granted to all producers such as us a "blanket certificate of public convenience and necessity" authorizing the sale of gas for resale without further FERC approvals. As a result, all natural gas that we produce in the future may now be sold at market prices, subject to the terms of any private contracts that may be in effect.

        Natural gas sales prices nevertheless continue to be affected by intrastate and interstate gas transportation regulation, because the prices that companies such as ours receive for our production are affected by the cost of transporting the gas to the consuming market. Through a series of comprehensive rulemakings, beginning with Order No.436 in 1985 and continuing through Order No.636 in 1992 and Order No. 637 in 2000, FERC has adopted regulatory changes that have significantly altered the transportation and marketing of natural gas. These changes were intended by FERC to foster competition by, among other things, transforming the role of interstate pipeline companies from wholesale marketers of gas to the primary role of gas transporters, and by increasing the transparency of pricing for pipeline services. FERC has also developed rules governing the relationship of the pipelines with their marketing affiliates, and implemented standards relating to the use of electronic data exchange by the pipelines to make transportation information available on a timely basis and to enable transactions to occur on a purely electronic basis.

        In light of these statutory and regulatory changes, most pipelines have divested their gas sales functions to marketing affiliates, which operate separately from the transporter and in direct competition with all other merchants, and most pipelines have also implemented the large-scale divestiture of their gas gathering facilities to affiliated or non-affiliated companies. Interstate pipelines thus now generally provide unbundled, open and nondiscriminatory transportation and transportation-related services to producers, gas marketing companies, local distribution companies, industrial end users and other customers seeking such services. Sellers and buyers of gas have gained direct access to the particular pipeline services they need, and are better able to conduct business with a larger number of counterparties.

Environmental Regulations

        The Company's operations are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Public interest in the protection of the environment has increased dramatically in recent years. The trend of more expansive and stricter environmental legislation and regulations could continue. To the extent laws are enacted or other governmental action is taken that restricts drilling or imposes environmental protection requirements that result in increased costs to the natural gas industry in general, the business and prospects of the Company could be adversely affected.

        The nature of the Company's business operations results in the generation of wastes that may be subject to the Federal Resource Conservation and Recovery Act ("RCRA") and comparable state statutes. The U.S. Environmental Protection Agency ("EPA") and various state agencies have limited the approved methods of disposal for certain hazardous and non-hazardous wastes. Furthermore, certain wastes generated by the Company's operations that are currently exempt from treatment as "hazardous wastes" may in the future be designated as "hazardous wastes," and therefore be subject to more rigorous and costly operating and disposal requirements.

        Stricter standards in environmental legislation may be imposed on the industry in the future. For instance, legislation has been proposed in Congress from time to time that would reclassify certain exploration and production wastes as "hazardous wastes" and make the reclassified wastes subject to more stringent handling, disposal and clean-up restrictions. If such legislation were to be enacted, it could have a significant impact on our operating costs, as well as on the industry in general. Compliance with environmental requirements generally could have a materially adverse effect upon our capital expenditures, earnings or competitive position.

        The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the present or past owners or operators of the disposal site or sites where the release occurred and the companies that transported or arranged for the disposal of the hazardous substances at the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damages allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including natural gas and crude oil, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA and thus such wastes may become subject to liability and regulation under CERCLA.

State initiatives further to regulate the disposal of crude oil and natural gas wastes are also pending in certain states, and these various initiatives could have adverse impacts on our business.

        In August 2005, the Energy Policy Act of 2005 was enacted (the "Energy Act"). The Energy Act contains certain provisions that facilitate oil and gas leasing and permitting on federal lands. The Energy Act also provides for certain incentives for oil and gas productions.

        The Company's operations may be subject to the Clean Air Act (the "CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from the operations of the Company. The EPA and states have been developing regulations to implement these requirements. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with maintaining or obtaining operating permits and approvals addressing other air emission-related issues.

        The Federal Water Pollution Control Act (the "FWPCA" or the "Clean Water Act") and resulting regulations, which are implemented through a system of permits, also govern the discharge of certain contaminants into waters of the United States. Sanctions for failure to comply strictly with the Clean Water Act are generally resolved by payment of fines and correction of any identified deficiencies. However, regulatory agencies could require us to cease construction or operation of certain facilities that are the source of water discharges and compliance could have a materially adverse effect on our capital expenditures, earnings, or competitive position.

        Our operations are subject to local, state and federal laws and regulations to control emissions from sources of air pollution. Payment of fines and correction of any identified deficiencies generally resolve penalties for failure to comply strictly with air regulations or permits. Regulatory agencies could also require us to cease construction or operation of certain facilities that are air emission sources. We believe that we substantially comply with the emission standards under local, state, and federal laws and regulations.

Operating Hazards and Insurance

        The Company's exploration and production operations include a variety of operating risks, including the risk of fire, explosions, above-ground and underground blowouts, craterings, pipe failure, casing collapse, abnormally pressured formations, and environmental hazards such as gas leaks, ruptures and discharges of toxic gas, the occurrence of any of which could result in substantial losses to the Company due to injury and loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. The Company's pipeline, gathering and distribution operations are subject to the many hazards inherent in the natural gas industry. These hazards include damage to wells, pipelines and other related equipment, and surrounding properties caused by hurricanes, floods, fires and other acts of God, inadvertent damage from construction equipment, leakage of natural gas and other hydrocarbons, fires and explosions and other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

        Any significant problems related to its facilities could adversely affect the Company's ability to conduct its operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, potential risks; however, there can be no assurance that such insurance will be adequate to cover any losses or exposure for liability. The occurrence of a significant event not fully insured against could materially adversely affect the Company's operations and financial condition. The Company cannot predict whether insurance will continue to be available at premium levels that justify its purchase or whether insurance will be available at all.

        Our principal executive offices are located at 410 Seventeenth Street, Suite 1850. Our main telephone number is (303) 565-4600. We maintain a website at www.teton-energy.com. Information contained on our website does not constitute part of this prospectus.

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth in the documents incorporated by reference into this prospectus and in the supplements to this prospectus and all of the other information contained in this prospectus and in supplements to this prospectus before deciding to invest in our securities. The risks described are not the only ones facing the Company. Additional risks not presently known to us or which we currently consider immaterial also may adversely affect the Company.

Risks Related to our Business

We have incurred significant losses. We expect future losses and we may never become profitable.

        We have incurred significant losses in the past. The Company incurred net losses from continuing operations for the years ended December 31, 2005, 2004, and 2003 of $3,777,449, $5,193,281, and $4,036,164, respectively. In addition, we had an accumulated deficit of $24,499,726 at December 31, 2005. We may fail to achieve significant revenues or sustain profitability. There can be no assurance of when, if ever, we will be profitable or be able to maintain profitability.

If we are unable to obtain additional funding our business operations will be harmed.

        We believe that our current cash position and estimated 2006 cash from operations will not be sufficient to meet our current estimated operating and general and administrative expenses and capital expenditures through the end of fiscal year 2006 and will require still additional funding for operations in 2007. In addition, should our operating partners increase their capital expenditures beyond currently anticipated levels, we may be unable to participate in additional wells if we are unable to secure additional funding. Although we may receive approximately $50,000,000 from the sale of securities under this prospectus, there are no assurances that any such offerings will be successful, nor can the Company estimate when, if such offerings are successful, these offerings may close and capital will become available to the Company. Additionally, we do not know if additional financing will be available when needed, or if it is available, if it will be available on acceptable terms. Insufficient funds may prevent us from implementing our business strategy.

Our business depends on the level of activity in the oil and gas industry, which is significantly affected by volatile energy prices.

        Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic and weather-related factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including:

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  worldwide demand for oil and gas;

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  the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

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  the level of production in non-OPEC countries;

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  the policies of the various governments regarding exploration and development of their oil and gas reserves;

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  local weather;

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  fluctuating pipeline takeaway capacity;

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  advances in exploration and development technology;

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  the political environment surrounding the production of oil and gas;

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  level of consumer product demand; and

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  the price and availability of alternative fuels.

Our business involves numerous operating hazards.

        Our operations are subject to certain hazards inherent in drilling for oil or natural gas, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings, or fires. The occurrence of these events could result in the suspension of drilling operations, weather, equipment shortages, damage to or destruction of the equipment involved and injury or death to rig personnel. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to damage claims by other oil and gas companies.

        Although we and/or our operating partners maintain insurance in the areas in which we operate, pollution and environmental risks generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

All of our current producing properties are located in the Rocky Mountains, making us vulnerable to risks associated with operating in one major geographic area.

        Our current operations are focused on the Rocky Mountain region, which means our producing properties are geographically concentrated in that area. As a result, we may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by significant governmental regulation, transportation capacity constraints, curtailment of production or interruption of transportation of natural gas produced from the wells in these basins.

Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

        The oil and natural gas industry is intensely competitive, and we compete with other companies that are significantly larger and have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment.

If oil and natural gas prices decrease, we may be required to take write-downs of the carrying values of our oil and natural gas properties.

        Generally accepted accounting principles require that we periodically review the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of the prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. A write-down constitutes a non-cash charge to earnings. We may incur impairment charges in the future, which could have material adverse effect on our results of operations in the periods taken.

Governmental laws and regulations may add to our costs or limit our drilling activity.

        Our operations are affected from time to time in varying degrees by governmental laws and regulations. We may be required to make significant capital expenditures to comply with governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to our operating costs or may significantly limit drilling activity. Failure to comply with these laws and regulations may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties, including assessment of natural resource damage.

There are risks associated with forward-looking statements made by us and actual results may differ.

        Some of the information in this Form S-3 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

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  discuss our future expectations;

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  contain projections of our future results of operations or of our financial condition; and

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  state other "forward-looking" information.

        We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict and/or over which we have no control. The risk factors listed in this section, other risk factors about which we may not be aware, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. You should be aware that the occurrence of the events described in these risk factors could have an adverse effect on our business, results of operations and financial condition (See Cautionary Note Regarding Forward-Looking Statements on page 12).

Risks Relating To Our Common Stock

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

        The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated quarterly variations in our operating results;

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  changes in expectations as to our future financial performance or changes in financial estimates, if any, of public market analysts;

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  announcements relating to our business or the business of our competitors;

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  conditions generally affecting the oil and natural gas industry;

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  the success of our operating strategy; and

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  the operating and stock price performance of other comparable companies.

        Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. If the market price of our common stock declines significantly, you may be unable to resell your shares of common stock at or above the public offering or other offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly, including a decline below the public offering price, in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

Future sales of our common stock may cause stock price to decline.

        Sales of substantial amounts of our common stock in the public market, including the shares offered hereby and by certain selling securityholders pursuant to an effective registration statement declared effective on November 10, 2005 (the "Effective Registration Statement"), or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional common or preferred stock.

Our Insiders beneficially own a significant portion of our stock.

        As of March 1, 2006, our executive officers, directors and affiliated persons beneficially own approximately 17.73% of our common stock. As a result, our executive officers, directors and affiliated persons will have significant influence to:

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  elect or defeat the election of our directors;

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  amend or prevent amendment of our articles of incorporation or bylaws;

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  effect or prevent a merger, sale of assets or other corporate transaction; and

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  affect the outcome of any other matter submitted to the stockholders for vote.

        In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to this prospectus and pursuant to the Effective Registration Statement

        The sale of our common stock pursuant to this prospectus and pursuant to the Effective Registration Statement may have a dilutive impact on our shareholders. As a result, any future net income per share could decrease in future periods and the market price of our common stock could decline. If our stock price decreases, then our existing shareholders would experience greater dilution.

        The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

        We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock. Furthermore, we may in the future become subject to contractual restrictions on, or prohibitions against, the payment of dividends.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

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  business strategy;

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  identified drilling locations;

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  exploration and development drilling prospects, inventories, projects and programs;

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  natural gas and oil reserves;

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  ability to obtain permits and governmental approvals;

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  technology;

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  financial strategy;

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  realized oil and natural gas prices;

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  productions;

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  lease operating expenses, general and administrative costs and funding and development costs;

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  future operating results; and

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  plans, objectives, expectations and intentions.

        All of these types of statements, other than statements of historical fact included in this prospectus, are forward-looking statements. These forward-looking statements may be found in the "Prospectus Summary", "Risk Factors", "Business", and other sections of the prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expect," "plan," "project," "intend," "anticipate," "believe," "estimate," "predict," "potential," "pursue," "target," "seek," "objective," or "continue," the negative of such terms or other comparable terminology.

        The forward-looking statements contained in this prospectus are based largely on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management's assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the many factors including those listed in the "Risk Factors" section and elsewhere in this prospectus. All forward-looking statements speak only as of the date of this prospectus. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

        The specific allocation of net proceeds of an offering of securities will be determined at the time of the offering and will be described in an accompanying prospectus supplement. Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes, which may include: repaying debt, providing working capital, funding capital expenditures, and paying for possible acquisitions or the expansion of our business.

        In addition, this prospectus and any accompanying prospectus supplement may be used by selling securities holders to sell securities that they hold. In such instances, we will not receive any proceeds from such sales.

RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS

        For purposes of determining the ratios of earnings to fixed charges and combined fixed charges and preferred dividends (excluding any deemed dividends), earnings are defined as income (loss) before income taxes plus interest expense and amortization of debt related costs, and fixed charges are defined as interest expense, amortization of debt related costs, capitalized interest and expenses related to indebtedness.

	Fiscal Year Ended December 31,
	2005	2004	2003	2002	2001
Coverage deficiency—earnings to fixed charges	—	—	(4,036,164)	(10,780,081)	(1,512,589)
Coverage deficiency—earnings to fixed charges and preferred dividends	(3,838,904)	(5,299,230)	(4,036,164)	(10,780,081)	(1,512,589)

THE SECURITIES WE MAY OFFER

        We may from time to time offer under this prospectus, separately or together:

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  common stock;

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  preferred stock;

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  unsecured senior or subordinated debt securities;

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  warrants to purchase common stock;

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  warrants to purchase preferred stock;

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  warrants to purchase debt securities;

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  depositary shares;

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  stock purchase contracts to purchase common stock; and

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  stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase common stock under the stock purchase contract, either our debt securities or U.S. Treasury securities.

        The aggregate initial offering price of the offered securities will not exceed $50,000,000.

DESCRIPTION OF OUR CAPITAL STOCK

Authorized and Outstanding Capital Stock

        Our authorized capital stock consists of 250,000,000 shares of common stock, $.001 par value per share and 25,000,000 shares of preferred stock, $.001 par value per share. The following description of our common stock, preferred stock, and certain rights associated with our common stock, together with the additional information included in any applicable prospectus supplements, summarizes the material terms and provisions of these types of securities, but it is not complete. For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our bylaws that are incorporated by reference into the registration statement which includes this prospectus and, with respect to preferred stock, any certificate of designation that we may file with the Commission for a series of preferred stock we may designate, if any.

        We will describe in a prospectus supplement the specific terms of any common stock or preferred stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such common stock or preferred stock may differ from the terms described below.

Description of Common Stock

        As of March 1, 2006, there were 11,666,079 shares of common stock issued and outstanding.

        Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of any outstanding preferred stock may be entitled, holders of common stock are entitled to receive ratably those dividends, if any, that may be declared from time to time by our board of directors out of funds legally available for the payment of dividends. In the event of liquidation, dissolution or winding up of the Company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to holders of any outstanding shares of preferred stock. Holders of our common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future.

        The transfer agent and registrar for our common stock is Computershare, Inc., whose address is 2 North LaSalle Street, 2ndFloor, Chicago, IL 60602, and whose phone number is 312-588-4992.

Description of Preferred Stock

        The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be set forth in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. The prospectus supplement also will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of the series of preferred stock that is described in the prospectus supplement.

        As of March 1, 2006, there were 0 shares of our Series A or Series B convertible preferred stock issued and outstanding. Pursuant to our certificate of incorporation, our board of directors has the authority without further action by our stockholders to issue up to 25 million shares of preferred stock. Our board of directors has the authority to issue such preferred stock in one or more series and to fix the number of shares of any series of preferred stock and to determine the designation of any such series. The board of directors is also authorized to determine and alter the powers, rights, preferences and privileges and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of preferred stock. In addition, within the limitations or restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, the board of directors has the authority to increase or decrease, but not below the number of shares of such series then outstanding, the number of shares of any series subsequent to the issue of shares of that series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control without further action by our stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of our common stock.

        Our board of directors has designated 200,000 shares of our preferred stock as Series C Junior Participating Preferred Stock in connection with the adoption of our stockholder rights plan, as described in "Anti-Takeover Effects of Certificate, Shareholder Rights Plan, and Delaware Law" below. Each holder of Series C preferred shares will be entitled to a minimum preferential quarterly dividend payment equal to the greater of (a) $75.00 or (b) 100 times the dividend declared on each share of common stock. In the event of liquidation, the holders of the Series C preferred shares will be entitled to a minimum preferential liquidation payment of $100.00 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of our common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $2,200.00 per share, plus accrued dividends to the date of distribution whether or not earned or declared, plus a redemption premium of $1,200.00 per share of Preferred Stock or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to receive the greater of (a) 100 times the amount and type of consideration received per share of common stock or (b) $3,400.00 per share of Preferred Stock Each Series C preferred share will have 100 votes, voting together with shares of our common stock. As of the date of this prospectus, no shares of our Series C Junior Participating Preferred Stock were outstanding. See "Anti-Takeover Effects of Certificate, Shareholder Rights Plan, and Delaware Law" below for additional detail.

        Whenever preferred stock is to be sold pursuant to this prospectus, we will file a prospectus supplement relating to that sale which will specify:

  •
  the number of shares in the series of preferred stock;

  •
  the designation for the series of preferred stock by number, letter or title that will distinguish the series from any other series of preferred stock;

  •
  the dividend rate, if any, and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

  •
  the voting rights of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

  •
  any redemption or sinking fund provisions applicable to that series of preferred stock;

  •
  the liquidation preference per share of that series of preferred stock; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

Anti-takeover Effects of Provisions of Our Certificate of Incorporation, Shareholder Rights Plan and Delaware Law

        General.    Our certificate of incorporation, our status as a corporation incorporated under Delaware law, and our shareholder rights plan contain provisions that are designed in part to make it more difficult and time-consuming for a person to obtain control of the Company. The provisions of our certificate of incorporation, certain sections of Delaware law, and shareholder rights plan reduce the vulnerability of the Company to an unsolicited takeover proposal. These provisions may also have an adverse effect on the ability of stockholders to influence the governance of the Company.

        In addition, because we have a significant amount of authorized but unissued common stock and preferred stock, our board of directors may make it more difficult or may discourage an attempt to obtain control of the Company by issuing additional stock in the Company.

        Shareholder Rights Plan.    Our board implemented a shareholder rights plan on June 2, 2005, a copy of which has been filed with the SEC, and declared a dividend of one right ("Right") for each outstanding share of our common stock to stockholders of record on June 14, 2005. One Right will also attach to each share issued after June 14, 2005. The Rights will only become exercisable, and transferable apart from our common stock, upon the earlier of: the first date of public announcement by the Company or by a person or group ("Acquiring Person") of such person's acquisition of 15% or more of the outstanding common stock without the prior approval of the Company's board of directors, or the tenth business day (subject to extension by the Board) following the commencement of, or public announcement of an intention to commence, a tender or exchange offer which would result in the beneficial ownership of 15% or more of the outstanding common stock (the earlier of such dates being called the "Distribution Date").

        The discussion that follows sets forth the operation of the Rights.

        Until the Distribution Date, the Rights will be evidenced by the certificates for the common stock and will be transferable only in connection with a transfer of the common stock. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Company's common stock as of the close of business on the Distribution Date. The Right Certificates alone will evidence the Rights from and after the Distribution Date.

        The Preferred Stock purchasable upon exercise of the Rights will be nonredeemable (except as provided below) and junior to any other series of preferred stock the Company may issue (unless otherwise provided in the terms of such other series). Each share of Preferred Stock will have a preferential cumulative quarterly dividend in an amount equal to the greater of (a) $75.00 or (b) 100 times the dividend declared on each share of common stock. In the event of liquidation, the holders of Preferred Stock will receive a preferred liquidation payment equal to the greater of (a) $2,200.00 per share, plus accrued dividends to the date of distribution whether or not earned or declared, plus a redemption premium of $1,200.00 per share of Preferred Stock or (b) an amount per share equal to 100 times the aggregate payment to be distributed per share of common stock.

        Each share of Preferred Stock will entitle the holder to 100 votes on all matters submitted to a vote of the shareholders. The holders of Preferred Stock will generally vote together as one class with the holders of common stock. In the event of any merger, consolidation or other transaction in which shares of common stock are exchanged for or changed into other securities, cash and/or other property, each share of Preferred Stock will be entitled to 100 times the amount and type of consideration received per share of common stock.

        Unless an Acquiring Person, within the time period specified (a) publicly announces its withdrawal of its tender or exchange offer, or withdrawal of its intention to commence such tender or exchange offer; and (b) divests a sufficient number of shares of the outstanding common stock so that such Acquiring Person would no longer own 15% or more of the outstanding common stock, the Company must redeem the Preferred Stock within 364 days thereafter at a redemption price of $2,200.00 per share, plus accrued dividends to the date of redemption, plus a redemption premium of $1,200.00 per share of Preferred Stock. However, if the Acquiring Person, prior to such 364th day either (x) concludes a definitive agreement with the board of directors of the Company pursuant to a stock or cash tender or exchange offer for all outstanding common stock at a price and on terms approved by a majority of the outside Board members (who are continuing Board members) or (y) (i) publicly announces its withdrawal of its tender or exchange offer, or withdrawal of its intention to commence such tender or exchange offer; and (ii) divests a sufficient number of shares of the outstanding common stock so that such person would no longer own securities of the Company representing 15% or more of the outstanding common stock, then the Board has the option to retire any amount so outstanding and due for $.001 per Preferred Share.

        In the event:

(i)
any person becomes an Acquiring Person or

(ii)
any Acquiring Person or any of its Affiliates or Associates, directly or indirectly:

(1)
consolidates with or merges into the Company or any of its subsidiaries or otherwise combines with the Company or any of its subsidiaries in a transaction in which the Company or such subsidiary is the continuing or surviving corporation of such merger or combination and the common stock of the Company remains outstanding and no shares thereof shall be changed into or exchanged for stock or other securities of any other person or of the Company or cash or any other property,

(2)
transfers any assets to the Company or any of its subsidiaries in exchange for capital stock of the Company or any of its subsidiaries or for securities exercisable for or convertible into capital stock of the Company or any of its subsidiaries or otherwise obtains from the Company or any of its subsidiaries any capital stock of the Company or any of its subsidiaries or securities exercisable for or convertible into capital stock of the Company or any of its subsidiaries (other than as part of a pro rata offer or distribution to all holders of such stock),

(3)
sells, purchases, leases, exchanges, mortgages, pledges, transfers or otherwise disposes to, from or with the Company or any of its subsidiaries, assets on terms and conditions less favorable to the Company or such subsidiary than the Company or such subsidiary would be able to obtain in arm's-length negotiation with an unaffiliated third party,

(4)
receives any compensation from the Company or any of its subsidiaries for services other than compensation for employment or fees for serving as a director at rates in accordance with the Company's (or its subsidiary's) past practice,

(5)
receives the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or tax credit or advantage, or

(6)
engages in any transaction with the Company (or any of its subsidiaries) involving the sale, license, transfer or grant of any right in, or disclosure of, any patents, copyrights, trade secrets, trademarks or know-how or other intellectual property rights which the Company (including its subsidiaries) owns or has the right to use on terms and conditions not approved by the board of directors of the Company, or

(iii)
while there is an Acquiring Person, there shall occur any reclassification of securities, any recapitalization of the Company, or any merger or consolidation of the Company with any of its subsidiaries or any other transaction or transactions involving the Company or any of its subsidiaries which have the effect of increasing by more than 1% the proportionate share of the outstanding shares of any class of equity securities of the Company or any of its subsidiaries owned or controlled by the Acquiring Person (such events are collectively referred to herein as the "Flip-In Events"), then, and in each such case, each holder of a Right, other than the Acquiring Person, will have the right to receive, upon payment of the then current purchase price (the "Purchase Price"), in lieu of one one-hundredth of a share of Preferred Stock per outstanding Right, that number of shares of common stock having a market value at the time of the transaction equal to the Purchase Price (as adjusted to the Purchase Price in effect immediately prior to the Flip-In Event multiplied by the number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to such Flip-In Event) divided by one-half the average of the daily closing prices per share of the common stock for the thirty consecutive trading days ("Current Market Price") on the date of such Flip-In Event. Notwithstanding the foregoing, Rights held by the Acquiring Person or certain related persons or certain transferees will be null and void and no longer be transferable.

        The Company may at its option substitute for a share of common stock issuable upon the exercise of Rights such number or fractions of shares of Preferred Stock having an aggregate current market value equal to the Current Market Price of a share of common stock. If there are insufficient shares of common stock to permit the exercise in full of the Rights in accordance with the foregoing paragraph, the board of directors shall, to the extent permitted by applicable law and any material agreements then in effect to which the Company is a party:

(A)
determine the excess (such excess, the "Spread") of

(1)
the value of the shares of common stock issuable upon the exercise of a Right in accordance with this paragraph (the "Current Value") over

(2)
the Purchase Price, and

(B)
with respect to each Right, make adequate provision to substitute for the shares of common stock issuable in accordance with this paragraph upon exercise of the Right and payment of the Purchase Price.

        Unless the Rights are earlier redeemed, if following the first occurrence of a Flip-In Event, (a) the Company were to be acquired in a merger or other business combination in which any shares of the Company's common stock are exchanged or converted for other securities or assets (other than a merger or other business combination in which the voting power represented by the Company's securities outstanding immediately prior thereto continues to represent all of the voting power represented by the securities of the Company thereafter and the holders of such securities have not changed as a result of such transaction), or (b) 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions (such transactions are collectively referred to herein as the "Flip-Over Events"), proper provision must be made so that each holder of a Right (other than an Acquiring Person, or related persons) will from and after such date have the right to receive, upon payment of the then current Purchase Price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to the Purchase Price divided by one-half the Current Market Price of such common stock.

        At any time until the occurrence of a Flip-In Event, the Board may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. Immediately upon the action of the board of directors of the Company authorizing redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price without any interest thereon.

        The Rights will expire upon the earlier of (i) June 2, 2008, unless otherwise extended by the Company's shareholders or (ii) redemption or exchange by the Company. Pursuant to the shareholder rights plan, all shares of our Series C Preferred Stock are reserved for issuance upon exercise of the Rights.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group who attempts to acquire us without the approval of our board of directors. Although the shareholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the shareholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of the Company. To the extent any potential acquirers are deterred by our shareholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of the Company. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire us even if such acquisition may be favorable to the interests of our stockholders.

        Because our board of directors can redeem the Rights or approve certain offers, the Rights should not interfere with any merger or other business combination approved by our board of directors.

        Additional descriptions of the rights plan may be found in either the Form 8-A12G filed with the SEC on June 8, 2005, or the Form 8-K filed with the SEC on June 8, 2005, which filings are incorporated herein by reference. The description and terms of the Rights are set forth in a rights plan between the Company and Computershare Investor Services, LLC, as Rights Agent, which agreement is on file with the SEC and incorporated herein by reference.

        Delaware law.    We are subject to Section 203 of the Delaware General Corporation Law, ("DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. A "business combination" includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

  •
  the owner of 15% or more of the outstanding voting stock of the corporation;

  •
  an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

  •
  an affiliate or associate of the persons defined as an interested shareholder.

        However, the above provisions of Section 203 do not apply if:

  •
  the board of directors approves the transaction that made the stockholder an interested stockholder prior to the date of that transaction;

  •
  after completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or

  •
  on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

        Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board; however, this statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER

        The following description of our debt securities sets forth the general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to any offered debt securities, will be described in the applicable prospectus supplement. We will issue senior debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the "senior indenture." We will issue subordinated debt securities under an indenture between us and a trustee. This prospectus refers to this indenture as the "subordinated indenture." The senior indenture and the subordinated indenture are sometimes referred to collectively as the "indentures" and each individually as an "indenture." The indentures will be subject to, and governed by, the Trust Indenture Act of 1939.

        The following description of certain provisions of the forms of indentures does not purport to be complete and is subject to, and is qualified by reference to, all the provisions of the indentures. We urge you to read the indentures applicable to a particular series of debt securities because they, and not this description, define your rights as the holders of the debt securities. Except as otherwise indicated, the terms of the senior indenture and the subordinated indenture are identical.

General

        The indentures may limit the aggregate principal amount of the debt securities which we may issue and will provide that we may issue the debt securities from time to time in one or more series. The indentures may or may not limit the amount of our other indebtedness or the debt securities which we or our subsidiaries may issue.

        Unless otherwise provided in the applicable prospectus supplement, the senior debt securities will be unsecured obligations of the Company and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all of our senior indebtedness as described below under "Subordination of the Subordinated Debt Securities" and in the applicable prospectus supplement.

        We may grant security interests in some or substantially all of our assets, including equipment, inventory, reserves, cash and cash equivalents, and general intangibles to secure our debt, including debt that will not be issued pursuant to the prospectus such a s a bank revolving line of credit secured by our reserves. As a result, any debt securities and related guarantees issued pursuant to this prospectus may be, unless otherwise agreed to between creditors, effectively subordinated to the secured debt to the extent of the value of the assets that secure that debt. As of December 31, 2005, we had $0 of secured debt outstanding.

        The applicable prospectus supplement will describe the terms of the debt securities offered, including:

  •
  the title of the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which the debt securities will mature;

  •
  the rate or rates at which the debt securities will bear interest, if any, or the method by which the rate or rates will be determined, and the date or dates from which the interest, if any, will accrue or the method by which the date or dates will be determined;

  •
  the date or dates on which interest, if any, on the debt securities will be payable;

  •
  the place or places where payments will be payable;

  •
  whether any of the debt securities will be redeemable at our option, whether we will be obligated to redeem or purchase any of the debt securities pursuant to any sinking fund or analogous provision or at the option of any holder, and the terms of the option or obligation;

  •
  the denominations the debt securities will be issued in, if other than denominations of $1,000 and multiples of $1,000;

  •
  whether the debt securities will be convertible or exchangeable and, if so, the securities or rights into which the debt securities are convertible or exchangeable, and the terms and conditions of conversion or exchange;

  •
  if other than the entire principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the debt securities that will be payable upon declaration of acceleration of the maturity thereof;

  •
  if other than United States dollars, the currency of payment of the principal of, any premium or interest on or any additional amounts with respect to any of the debt securities;

  •
  whether the debt securities will be issued in global form and, if so, who the depositary will be;

  •
  classification as senior or subordinated debt securities;

  •
  in the case of subordinated debt securities, the degree, if any, to which the subordinated debt securities of the series will be senior to or be subordinated to other indebtedness of ours in right of payment, whether the other indebtedness is outstanding or not;

  •
  whether the debt securities are subject to defeasance; and

  •
  any other specific terms of the debt securities, including any additional events of default or covenants.

        The debt securities may be issued as original issue discount securities, bearing no interest or bearing interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below their principal amount. Special United States federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

Payment and Paying Agents

        Unless otherwise provided in the applicable prospectus supplement, payment of the interest on any debt securities on an interest payment date will be made to the person in whose name the debt securities are registered at the close of business on the regular record date for the interest.

        Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents designated by us, except that unless otherwise provided in the applicable prospectus supplement, interest payments may be made by check mailed to the holder. Unless otherwise provided in the applicable prospectus supplement, the corporate trust office of the trustee will be required to have an office in New York and will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable may be repaid to us, and the holders of the debt securities may then look only to us for payment.

Form, Exchange and Transfer

        The debt securities will be issued only in fully registered form, without coupons, and, unless otherwise provided in the applicable prospectus supplement, in minimum denominations of $1,000 and any multiple of $1,000. The debt securities may be represented in whole or in part by one or more global debt securities registered in the name of a depositary and, if so represented, interests in the global debt security will be shown on, and transfers thereof will be effected only through, records maintained by the designated depositary and its participants.

        At the option of the holder and unless otherwise provided in the applicable prospectus supplement, the debt securities may be exchanged for other debt securities of the same series in any authorized denominations, and of a like aggregate principal amount and the debt securities may be presented for exchange or for registration of transfer at the office of any transfer agent designated by us. The transfer or exchange will be made without service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charge.

        Any transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents, rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities.

        If the debt securities of any series are to be redeemed in part, we will not be required to:

  •
  issue, register the transfer of, or exchange, the debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any of the debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Conversion and Exchange

        The terms, if any, on which debt securities of any series are convertible into or exchangeable for common stock or other securities, property or cash, or a combination of any of the foregoing, will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the securities, property or cash to be received by the holders of the debt securities would be subject to adjustment as described in the applicable prospectus supplement.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series.

        The specific terms of the depositary arrangement with respect to a series of the debt securities will be described in the applicable prospectus supplement.

        We anticipate that the following provisions will apply to all depositary arrangements:

          Upon the issuance of a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security. The accounts will be designated by the underwriters or agents with respect to the debt securities or by us if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary or its nominee with respect to interests of participants, and on the records of participants with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

          So long as the depositary for a global security, or its nominee, is the registered holder of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have the debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities of that series in definitive form and will not be considered the owners or holders of the debt securities represented by the global security for any purpose under the debt securities or the applicable indenture.

          Principal of, and any premium and interest on, a global security will be made to the depositary. None of the trustee, any paying agent, the security registrar or us will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests of the global security for the debt securities, or for maintaining, supervising or reviewing any records relating to the beneficial interests.

          We expect that the depositary for a series of the debt securities, upon receipt of any payment with respect to the debt securities, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global security for the debt securities as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of the participants.

          The indentures will provide that each global security authenticated will be registered in the name of the depositary and delivered to the depositary or its nominee or custodian, and each global security will constitute a single debt security. The indentures will also provide that no global security may be exchanged, in whole or in part, for debt securities registered, and no transfer of a global security, in whole or in part, may be registered, in the name of any person other than the depositary or its nominee unless:

    •
    the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as required;

    •
    there will have occurred and be continuing an event of default with respect to the debt securities of a series represented by the global security; or

    •
    there will exist the circumstances described in certain provisions of the applicable indenture.

        Subject to the foregoing, all debt securities issued in exchange for a global security or any portion thereof will be registered in the names as the depositary for the global security will direct.

Consolidation, Merger, Conveyance, Transfer or Lease

        The indentures may provide that we may not consolidate or amalgamate with or merge into any person or convey, transfer or lease our properties and assets as an entirety or substantially as an entirety to any person, and we may not permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us, unless:

  •
  the person is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and will expressly assume all of our obligations under the indenture and the debt securities;

  •
  immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing; and

  •
  certain other conditions are met.

Events of Default

        Each of the following constitute reasonably standard events that may be included in any finalized indenture as constituting an event of default under the applicable indenture with respect to any series of debt securities issued:

  •
  default in the payment of any interest on any debt security of that series when it becomes due, and the default continues for a period of 30 days;

  •
  default in the payment of the principal of or any premium on any debt security of that series when due;

  •
  default in the deposit of any sinking fund payment, when due in respect of any debt security of that series;

  •
  default in the performance of any covenant contained in the applicable indenture for the benefit of that series of the debt securities, and the default continues for a period of 90 days after written notice has been given as provided in the indenture;

  •
  a default under any bond, debenture, note or other evidence of our indebtedness of at least $10,000,000, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any of our indebtedness for money borrowed having an aggregate principal amount outstanding of at least $10,000,000, whether the indebtedness now exists or will hereafter be created, which default will have resulted in the indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without the indebtedness having been discharged, or the acceleration having been rescinded or annulled, within a period of 10 days after there has been given written notice as provided in the applicable indenture;

  •
  certain events of bankruptcy, insolvency or reorganization; and

  •
  any other event of default provided in or pursuant to the applicable indenture with respect to the debt securities of that series.

        If an event of default with respect to the debt securities of any series, other than certain events of default relating to bankruptcy, insolvency or reorganization, occurs and is continuing, then the trustee or the holders of at least 25 percent in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) to be due and payable immediately, by a notice in writing to us (and to the trustee if given by holders). If an event of default relating to bankruptcy, insolvency or reorganization occurs, the principal amount of all the debt securities of that series (or, in the case of original issue discount securities, the portion of the principal amount as may be specified by their terms) will automatically become immediately due and payable, and without any other action on the part of the trustee or any holder.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive any event of default with respect to the debt securities of that series and rescind a declaration of acceleration of payment if sums sufficient to pay all amounts due other than amounts due upon acceleration are provided to the trustee and all defaults are remedied.

        If an event of default with respect to the debt securities of any series occurs and is continuing, the trustee may proceed to protect and enforce its rights and the rights of the holders of the debt securities of that series by the appropriate judicial proceedings, whether to enforce any covenant or agreement in the applicable indenture, to help in the exercise of any power granted by the indenture, or to enforce any other proper remedy.

        The holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series. However, the direction by the holders must not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

        We will be required to deliver to the trustee annually a statement by certain of our officers as to whether or not, to their knowledge, we are in default in the performance of any of the terms, provisions and conditions of the applicable indenture and, if we are in default, specifying those defaults.

Supplemental Indentures and Waivers

        We and the trustee, with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series affected, may enter into a supplemental indenture to add, change or modify the applicable indenture or the rights of the holders of the debt securities of that series; provided, however, no supplemental indenture will, without the consent of the holder of each outstanding debt security affected:

  •
  change the stated maturity of any debt securities;

  •
  reduce the principal amount of or the rate of interest on the debt security or any premium payable upon the redemption of any debt securities;

  •
  reduce the amount of the principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

  •
  change the currency in which, any debt security or any premium or interest on any debt security is payable;

  •
  impair the right to enforce any payment on or after the stated maturity of any debt security (or, in the case of redemption, on or after the redemption date);

  •
  modify the provisions of the applicable indenture with respect to the subordination of the debt securities in a manner adverse to the holders of that debt security;

  •
  reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture, or for any waiver of compliance with certain provisions of the applicable indenture or for certain defaults; or

  •
  modify any of the above provisions.

        We and the trustee, without the consent of any holders of a series of debt securities, may enter into one or more supplemental indentures for any of the following purposes:

  •
  to provide for our successor and the assumption by our successor of our covenants under the applicable indenture;

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  to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power herein conferred upon us;

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  to add any additional events of default for the benefit of the holders of all or any series of debt securities;

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  to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form;

  •
  to add, change or eliminate any provisions of the applicable indenture in respect to one or more series of debt securities, provided that the addition, change or elimination (i) will not apply to any outstanding debt security or (ii) will become effective only when there is no debt security outstanding of series created prior to the execution of the supplemental indenture which is entitled to the benefit of that provision;

  •
  to secure the debt securities;

  •
  to establish the form or terms of debt securities of that series as provided in the applicable indenture; or

  •
  to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of this indenture as will be necessary to provide for or facilitate the administration of the trusts by more than one trustee, pursuant to the requirements of the applicable indenture.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive compliance with certain restrictive covenants.

        The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default under the applicable indenture, except a default in the payment of the principal of or any premium or interest and some covenants or provisions of the applicable indenture which cannot be modified or amended without the consent of the holder of each outstanding debt security of such series affected.

Subordination of the Subordinated Debt Securities

        The subordinated debt securities will, to the extent set forth in the subordinated indenture, be subordinate in right of payment to the prior payment in full of all of our senior indebtedness. In the event of:

  •
  any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, dissolution or other winding up, reorganization or other similar case or proceeding in connection therewith, relative to us or to our creditors, as such, or to our assets, or

  •
  any voluntary or involuntary liquidation, dissolution or other winding up of ours, whether or not involving insolvency or bankruptcy, or

  •
  any assignment for the benefit of creditors or any other marshalling of assets and liabilities of ours,

and in any like event, the holders of our senior indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all of our senior indebtedness, or provision will be made for the payment in cash, before the holders of the subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, subordinated debt securities, and to that end the holders of our senior indebtedness will be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities, which may be payable or deliverable in respect of subordinated debt securities in any such case, proceeding, dissolution, liquidation or other winding up event.

        By reason of such subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of other obligations of ours that are not subordinated to our senior indebtedness may recover more than the holders of subordinated debt securities.

        Subject to the payment in full of all of our senior indebtedness, the rights of the holders of subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness to receive payments or distributions of cash, property or securities of ours applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, senior debt securities have been paid in full.

        No payment of principal, including redemption and sinking fund payments, of or any premium or interest on or any additional amounts with respect to the subordinated debt securities may be made:

  •
  if any of our senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

  •
  if the maturity of any of our senior indebtedness has been accelerated because of a default.

        The subordinated indenture will not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to subordinated debt securities, but subordinate to our other obligations. The senior debt securities will constitute senior indebtedness under the subordinated indenture.

        The term "senior indebtedness" means all indebtedness of ours outstanding at any time, except:

  •
  the subordinated debt securities;

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, is subordinated to or ranks equally with the subordinated debt securities;

  •
  indebtedness of ours to an affiliate of ours;

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  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against us in a proceeding under federal or state bankruptcy laws; and

  •
  trade accounts payable, general and administrative expenses necessary to continue the day-to-day operations of the Company, joint interest accounts payable, delay rentals, and royalties payable pursuant to the Company's oil and gas lease obligations.

        The senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of any and all subordinated indentures irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

        The subordinated indenture will provide that the foregoing subordination provisions, insofar as they relate to any particular issue of subordinated debt securities, may be changed prior to issuance. Any such change would be described in the related prospectus supplement.

New York Law to Govern

        The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed wholly in that state.

Information Concerning the Trustee

        We may from time to time borrow from, maintain deposit accounts with and conduct other banking transactions with the trustee and its respective affiliates in the ordinary course of business. The trustee will be named in the applicable prospectus supplement.

        Under each indenture, the trustee may be required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable indenture and related matters.

DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK AND
PREFERRED STOCK WE MAY OFFER

        The following statements with respect to the common stock warrants and the preferred stock warrants are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue of either or both of the common stock or preferred stock warrants. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the common stock Warrant Agreement or the Preferred Stock Warrant Agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

        The common stock warrants and preferred stock warrants, evidenced by stock warrant certificates, may be issued under a stock warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including:

  •
  the offering price, if any;

  •
  the designation and terms of the common or preferred stock purchasable upon exercise of the stock warrants;

  •
  if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

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  the number of shares of common or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

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  the date on which the right to exercise the stock warrants will commence and expire;

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  a discussion of certain United States Federal income tax considerations;

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  the call provisions, if any;

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  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  •
  any antidilution provisions of the stock warrants; and

  •
  any other terms of the stock warrants.

        The shares of common or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

        Stock warrants may be exercised by surrendering the stock warrant certificate to the stock warrant agent with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon receipt of the certificates, the stock warrant agent will requisition from the transfer agent for the common stock for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent will deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

        Holders of stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

Warrants Outstanding

        As of March 1, 2006, warrants to purchase 1,392,002 shares of common stock were outstanding. These warrants have a weighted average exercise price of $3.67 per share and expire between March 2006 and December 2012.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES WE MAY OFFER

        The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the debt warrant agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

General

        The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from such other offered securities. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including:

        the offering price, if any;

  •
  the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise;

  •
  the date on which the right to exercise the debt warrants will commence and expire;

  •
  a discussion of certain United States Federal income tax considerations;

  •
  whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  •
  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  •
  any antidilution provisions of the debt warrants; and

  •
  any other terms of the debt warrants.

        Debt Warrantholders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

        Debt warrants may be exercised by surrendering the debt warrant certificate to the debt warrant agent, with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed, and by payment in full of the exercise price, as set forth in the applicable prospectus supplement. The signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a member of a national securities exchange. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER

        The following statements with respect to depositary shares are summaries of, and subject to, the detailed provisions of a depositary share agreement to be entered into by us and a depositary to be selected at the time of issue. The depositary share agreement may include or incorporate by reference standard provisions substantially in the form of the depositary share agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

        We may, at our option, offer fractional shares of our preferred stock, rather than whole shares of our preferred stock. In the event we do so, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to an offering of the depositary shares) of a share of the related series of preferred stock.

        The shares of our preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a depositary, or bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $100,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock, represented by the depositary share to all of the rights and preferences of the preferred stock represented by the depositary shares (including dividend, voting, redemption, conversion and liquidation rights).

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND
STOCK PURCHASE UNITS WE MAY OFFER

        The following statements with respect to stock purchase contracts and stock purchase units are summaries of, and subject to, the detailed provisions of a stock purchase contract agreement or stock purchase unit agreement to be entered into by us and a stock purchase contract agent or stock purchase unit agent to be selected at the time of issue. The stock purchase contract agreement or stock purchase unit agreement may include or incorporate by reference standard provisions substantially in the form of the stock purchase contract agreement or stock purchase unit agreement to be filed in an amendment to the registration statement which includes this prospectus or filed in a current report on Form 8-K and incorporated by reference in the registration statement which includes this prospectus.

        We may issue stock purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date or dates. The price per share of common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contract agreement. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the shares of common stock, preferred stock or depositary shares under the stock purchase contracts, either our senior or subordinated debt securities or the debt obligations of third parties, including U.S. Treasury securities.

        The stock purchase contract agreements may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contract agreements may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract agreement.

        The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to:

  •
  the stock purchase contracts;

  •
  the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units; and

  •
  if applicable, the prepaid stock purchase contracts and the stock purchase contract agreement pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the offered securities in any one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers;

  •
  directly to purchasers; or

  •
  through remarketing firms.

        The prospectus supplement with respect to the offered securities will set forth the terms of the offering of the offered securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the offered securities and the proceeds to us from such sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange on which such offered securities may be listed.

        Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The distribution of the offered securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

        Offers to purchase the offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, the agent will be acting on a reasonable best efforts basis for the period of its appointment.

        If underwriters are used in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters are subject to certain conditions precedent and will be obligated to purchase all the offered securities of a series if they purchase any of the offered securities.

        If a dealer is used in the sale of the offered securities, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

        Offers to purchase the offered securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. The terms of any such sales will be described in the applicable prospectus supplement.

        The offered securities may also be offered and sold by a remarketing firm in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the offered securities pursuant to the terms of the offered securities. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

        We may authorize underwriters, dealers and agents to solicit from third parties offers to purchase the offered securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions we may pay for soliciting these contracts.

        In connection with the sale of the offered securities, agents, underwriters, dealers or remarketing firms may receive compensation from us or from purchasers of the offered securities for whom they act as agents in the form of discounts, concessions or commissions. Underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Agents, underwriters, dealers and remarketing firms that participate in the distribution of the offered securities, and any institutional investors or others that purchase offered securities directly and then resell the securities, may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

        Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        Each series of the offered securities will be a new issue and, other than the shares of common stock which are listed on the American Stock Exchange, will have no established trading market. Any underwriters to whom we sell the offered securities for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We may elect to list any series of offered securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we will not be obligated to do so. We cannot predict the liquidity of the trading market for any of the offered securities.

        In connection with an offering, the underwriters may purchase and sell the offered securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of offered securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the offered securities while an offering is in progress.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased offered securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

        These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the offered securities. As a result, the price of the offered securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the offered securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

        Underwriters, dealers, agents and remarketing firms, or their affiliates, may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Gersten Savage LLP, New York, New York, will pass upon the validity of the securities for us in connection with this offering. Gersten Savage owns 56,250 shares of the Company's common stock and a member of the firm owns approximately 57,250 shares.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K as of and for the year ended December 31, 2005 have been so incorporated in reliance on the report of Ehrhardt Keefe Steiner & Hottman PC, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

        Information incorporated by reference in this prospectus regarding our estimated quantities of natural gas and oil reserves were independently determined by Netherland, Sewell & Associates, Inc., independent petroleum engineers, based on operating information provided by us and are incorporated herein upon the authority of such firm as experts in petroleum engineering.

2,000,000 Shares of Common Stock

Prospectus Supplement

PETRIE PARKMAN & Co.

July     , 2006

        You should rely only on the information incorporated by reference or contained in this prospectus supplement and the accompanying prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this prospectus supplement or the accompanying prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this prospectus supplement and the accompanying prospectus.

QuickLinks

TABLE OF CONTENTS
Prospectus Supplement
Prospectus
ABOUT THIS PROSPECTUS SUPPLEMENT
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
TAX CONSIDERATIONS
PROSPECTUS SUPPLEMENT SUMMARY
Recent Developments
The Offering
RISK FACTORS
Risks Related to our Business
Risks Relating To Our Common Stock
USE OF PROCEEDS
CAPITALIZATION
DILUTION
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS
MANAGEMENT
DESCRIPTION OF OUR CAPITAL STOCK
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION BY REFERENCE
GLOSSARY OF COMMONLY USED TERMS, ABBREVIATIONS AND MEASUREMENTS
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
TETON ENERGY CORPORATION
RISK FACTORS
Risks Related to our Business
Risks Relating To Our Common Stock
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO FIXED CHARGES PLUS PREFERRED DIVIDENDS
THE SECURITIES WE MAY OFFER
DESCRIPTION OF OUR CAPITAL STOCK
DESCRIPTION OF THE DEBT SECURITIES WE MAY OFFER
DESCRIPTION OF THE WARRANTS TO PURCHASE COMMON STOCK AND PREFERRED STOCK WE MAY OFFER
DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES WE MAY OFFER
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS WE MAY OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS